UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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VISTEON CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, JUNE 10, 2009
TIME:	11:00 AM EASTERN DAYLIGHT TIME
LOCATION:	HOTEL DU PONT
11th & MARKET STREETS
WILMINGTON, DELAWARE USA

To Visteon Stockholders,

We invite you to attend our 2009 Annual Meeting of Stockholders at the Hotel du Pont. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect ten directors to the Board of Directors. The Board has nominated for re-election William H. Gray, III, Steven K. Hamp, Patricia L. Higgins, Karl J. Krapek, Alex J. Mandl, Charles L. Schaffer, Donald J. Stebbins, Richard J. Taggart, James D. Thornton, and Kenneth B. Woodrow, all current directors.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009. PricewaterhouseCoopers LLP served in this same capacity in fiscal year 2008.

3.	If presented, consideration of a stockholder proposal regarding majority voting.

4.	If presented, consideration of a stockholder proposal regarding the ability of stockholders to call special meetings.

You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. Instructions on how to vote by proxy are contained in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Only stockholders of record at the close of business on April 20, 2009 will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

Heidi A. Sepanik
Secretary

Van Buren Township, Michigan
April 30, 2009

VISTEON CORPORATION
One Village Center Drive
Van Buren Township, Michigan 48111

PROXY STATEMENT

April 30, 2009

INTRODUCTION

The Board of Directors of Visteon Corporation (“Visteon,” the “Company,” “we,” “us” or “our”) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting of Stockholders. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, June 10, 2009, at the Hotel du Pont in Wilmington, Delaware. Directions to the Hotel du Pont can be found in Appendix B.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2009

Our Notice of Annual Meeting and Proxy Statement, Annual Report to Stockholders, electronic proxy card and other annual meeting materials are available on the Internet at www.proxyvote.com, together with any amendments to any of these materials that are required to be furnished to stockholders.  The Securities and Exchange Commission, or SEC, has adopted rules that allow us to change the way we make our proxy statement and other annual meeting materials available to you. The rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2009 Annual Meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about April 30, 2009. At that time, we will also begin mailing paper copies of our proxy materials to stockholders who requested them in advance. If you receive a Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice. These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.

The Notice of Internet Availability of Proxy Materials contains important information, including instructions on how to access and review the proxy materials online and how to vote your shares over the Internet or by telephone.

VOTING

How to Vote Your Shares

If you are a registered stockholder, you can vote at the meeting any shares that were registered in your name as the stockholder of record as of the record date. If your shares are held in “street name” through a broker, bank or other nominee, you are not a holder of record of those shares and cannot vote them at the Annual Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name shares at the Annual Meeting, you should request a legal proxy from your broker, bank or holder of record and bring it with you to the meeting.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting. You may vote your shares prior to the meeting by following the instructions provided on the Notice of Internet Availability of Proxy Materials, this proxy statement and the voter website, www.proxyvote.com. If you requested a paper copy of the proxy materials, voting instructions are also contained on the proxy card enclosed with those materials.

If you are a registered stockholder, there are three ways to vote your shares before the meeting:

•	By Internet (www.proxyvote.com): Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on June 9, 2009. Have your Notice of Internet Availability of Proxy Materials with you when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	By telephone (1-800-690-6903): Use any touch-tone telephone to submit your vote until 11:59 p.m. EDT on June 9, 2009. Have your Notice of Internet Availability of Proxy Materials in hand when you call and then follow the instructions you receive from the telephone voting site.

•	By mail: If you requested a paper copy of the proxy materials, mark, sign and date the proxy card enclosed with those materials and return it in the postage-paid envelope we have provided. To be valid, proxy cards must be received before the start of the Annual Meeting. Proxy cards should be returned to Visteon Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are held in street name, your broker, bank or other holder of record may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

You should provide voting instructions for all proposals appearing on the proxy/voting instruction card. The persons named as proxies on the proxy card will vote your shares according to your instructions. However, if you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the Company’s independent registered public accounting firm, and against the shareholder proposals. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

If you are a registered stockholder, you can revoke your proxy and change your vote at any time prior to the Annual Meeting by:

•	Notifying our Corporate Secretary in writing at One Village Center Drive, Van Buren Township, Michigan 48111 (the notification must be received by the close of business on June 9, 2009);

•	Voting again by Internet or telephone prior to 11:59 p.m. EDT on June 9, 2009 (only the latest vote you submit will be counted); or

•	Submitting a new properly signed and dated paper proxy card with a later date (your proxy card must be received before the start of the Annual Meeting).

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote prior to the meeting.

If you are eligible to vote at the Annual Meeting, you also can revoke your proxy or voting instructions and change your vote at the Annual Meeting by submitting a written ballot before the polls close.

Stockholders Entitled to Vote and Ownership

You are entitled to one vote at the Annual Meeting for each share of the Company’s common stock that you owned of record at the close of business on April 20, 2009. As of April 15, 2009, the Company had issued and outstanding 130,570,116 shares of common stock. Information regarding the holdings of the Company’s stock by directors, executive officers and certain other beneficial owners can be found beginning on page 9.

A list of the stockholders of record entitled to vote at the Annual Meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the Company, located at One Village Center Drive, Van Buren Township, Michigan 48111, for ten days before the meeting.

Required Vote to Approve the Proposals

The Company’s By-Laws require that a majority of the Company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for the quorum that is needed to transact any business.

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Proposals.  For each proposal other than the election of directors, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in street name through a broker or other nominee and you do not give voting instructions at least ten days before the meeting to your broker or other nominee, then your broker or other nominee may exercise voting discretion only with respect to matters considered to be “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the shareholder proposals, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

Where to Find Voting Results

The Company will publish the voting results in its quarterly report on Form 10-Q for the second quarter of 2009, which we plan to file with the Securities and Exchange Commission on or prior to August 10, 2009. You will also find the results in the investor information section of the Company’s website (www.visteon.com/investors).

Cost of Solicitation

The Company will pay for soliciting these proxies. The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, email, telecopy or letter. The Company has also retained Georgeson Inc. to assist it in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $10,000, plus reasonable out-of-pocket expenses. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

The first proposal on the agenda for the Annual Meeting will be electing ten directors to hold office until the Annual Meeting of Stockholders to be held in 2010. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board. The nominees receiving the greatest number of votes cast will be elected. All of the nominees are current directors who have been elected by stockholders at previous annual meetings, other than Mr. Stebbins.

The Board of Directors Recommends that You Vote FOR the Election of William H. Gray, III, Steven K. Hamp, Patricia L. Higgins, Karl J. Krapek, Alex J. Mandl, Charles L. Schaffer, Donald J. Stebbins, Richard J. Taggart, James D. Thornton and Kenneth B. Woodrow as Directors.

Nominees for Directors

William H. Gray, III is 67 years old, and he has been a director of the Company since June 2000. Mr. Gray has been Chairman of the Amani Group, a consulting and advisory firm, since August 2004. Prior to that he was President and Chief Executive Officer of the United Negro College Fund from September 1991 to March 2004. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and at various times during his tenure, served as Budget Committee Chair and House Majority Whip. He also serves as a director of Dell Inc., J.P. Morgan Chase & Co., Pfizer, Inc., and Prudential Financial, Inc.

Steven K. Hamp is 60 years old, and he has been a director of the Company since March 2008. Mr. Hamp is the former Vice President and Chief of Staff of Ford Motor Company, a global automotive vehicle manufacturer, a position he held from November 2005 to October 2006. Prior to that, he was President of The Henry Ford, a non-profit organization sponsoring historic exhibits, located in Dearborn, Michigan. Mr. Hamp previously served as a Director of the Company from January 2001 to November 2005.

Patricia L. Higgins is 59 years old, and she has been a director of the Company since September 2004. Ms. Higgins is the former President and CEO of Switch and Data, a leading neutral interconnection and collocation provider, a position she held from September 2000 to February 2004. Prior to that, she was Chairman and CEO of The Research Board, a business unit of the Gartner Group, for which she also served as an Executive Vice President since January 1999. Ms. Higgins also serves on the board of directors of Barnes & Noble, Inc., Dycom Industries, Inc., Internap Network Services Corporation, and The Travelers Companies, Inc.

Karl J. Krapek is 60 years old, and he has been a director of the Company since February 2003. Mr. Krapek is the former President and Chief Operating Officer of United Technologies Corporation, a global supplier of aerospace and building systems products, a position he held from April 1999 to January 2002. Prior to that he served as President of United Technologies’ Pratt and Whitney division since 1992. Mr. Krapek also serves as a director of Northrop Grumman Corporation, Prudential Financial, Inc. and The Connecticut Bank and Trust Company.

Alex J. Mandl is 65 years old and has been a director of the company since March 2008. Mr. Mandl is currently the non-Executive Chairman of Gemalto, a company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as Executive Chairman of Gemalto. Before June 2006, Mr. Mandl was President, Chief Executive Officer and a member of the Board of Directors of Gemplus, positions he held since August 2002. He also serves on the boards of Gemalto N.V., Dell Inc., Hewitt Associates, Inc. and Horizon Lines, Inc.

Charles L. Schaffer is 63 years old, and he has been a director of the Company since January 2001. Mr. Schaffer is the former Chief Operating Officer of United Parcel Service, Inc., a global provider of package delivery services.

Donald J. Stebbins is 51 years old, and he has been Visteon’s Chairman, President and Chief Executive Officer since December 1, 2008 and a member of the Board of Directors since December 2006. Prior to that, he was President and Chief Executive Officer since June 2008 and President and Chief Operating Officer since joining the Company in May 2005. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation since August 2004 and prior to that he was President and Chief Operating Officer of Lear’s operations in the Americas since September 2001. Mr. Stebbins is also a director of WABCO Holdings Inc.

Richard J. Taggart is 66 years old and he has been a director of the Company since December 2006. Mr. Taggart is the former Executive Vice President and Chief Financial Officer of Weyerhaeuser Company, a forest products company, a position he held from April 2003 to June 2007. Prior to that, Mr. Taggart served as Weyerhaeuser’s Vice President, Finance since October 2001. He also serves as a director of 3TIER.

James D. Thornton is 60 years old, and he has been a director of the Company since September 2004. Mr. Thornton is the former Senior Executive Vice President and Director of Diversity, Recruitment and People Services for MBNA America Bank, N.A., a credit card lending company. Since joining MBNA in 1997, he has held various leadership positions including Director of Quality Assurance and Director of Sports Marketing, Regional Director — Mid-Atlantic Region.

Kenneth B. Woodrow is 64 years old, and he has been a director of the Company since October 2004. Mr. Woodrow is the former Vice Chairman of Target Corporation, a retail sales company, a position he held from 1999 until his retirement in December 2000. Prior to that, he was the President of Target Stores since 1994. Mr. Woodrow is also a director of Delta Air Lines, Inc.

CORPORATE GOVERNANCE

Meetings

During 2008, the Board of Directors held eight regularly scheduled and special meetings. Under the Company’s Corporate Governance Guidelines, directors are expected to attend all scheduled Board and committee meetings as well as the Company’s Annual Meeting of Stockholders. No director attended less than 75% of the aggregate number of meetings of the Board and Board committees on which he or she served during 2008. All directors, except Mr. Mandl who had a commitment prior to joining the Board, attended the 2008 Annual Meeting of Stockholders.

Pursuant to the Corporate Governance Guidelines, the non-employee directors meet without management at the end of every regularly scheduled Board meeting, and the independent directors meet without management at least once per year. The presiding director at these meetings is the most tenured independent director in attendance.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board, and each member of the Audit, Organization and Compensation, and Corporate Governance and Nominating committees, must meet the independence criteria of the listing standards of the New York Stock Exchange and other applicable law. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board of Directors has adopted the Visteon Director Independence Guidelines, which are set forth as Exhibit A to this Proxy Statement. The Visteon Director Independence Guidelines contain categorical standards of independence which conform to, or are more exacting than, the independence definitions in the New York Stock Exchange listing standards. In addition to applying its guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination.

The Board undertook its annual review of director independence in February 2009, and, based on the listing standards of the New York Stock Exchange and the Visteon Director Independence Guidelines, the Board has affirmatively determined that all but one of the non-employee directors, namely Ms. Higgins and Messrs. Gray, Krapek, Mandl, Schaffer, Taggart, Thornton and Woodrow, are independent. None of these non-employee directors had any relationship with the Company (other than as a director or stockholder). Mr. Stebbins is not independent due to his employment as a senior executive of the Company, and Mr. Hamp is also not independent because his brother-in-law is an executive officer of a significant customer of the Company.

Committees

The Board has established five standing committees. The principal functions of each committee are briefly described on the following pages.

Audit Committee

The Board has a standing Audit Committee, currently consisting of Charles L. Schaffer (Chair), Karl J. Krapek, Alex J. Mandl, Richard J. Taggart and Kenneth B. Woodrow, all of whom are considered independent under the New York Stock Exchange listing standards, the rules and regulations of the Securities and Exchange Commission and the Visteon Director Independence Guidelines. The Board has determined that each of the current members of the Audit Committee is qualified as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission, and has “accounting and related financial management expertise” within the meaning of the listing standards of the New York Stock Exchange. During 2008, the Audit Committee held eight regularly scheduled and special meetings. The duties of the Audit Committee are generally:

•	to appoint and evaluate the independent registered public accounting firm;

•	to approve all audit and non-audit engagement fees and terms;

•	to review the activities and the reports of the Company’s independent registered public accounting firm;

•	to review internal controls, accounting practices, financial structure and financial reporting, including the results of the annual audit and review of interim financial statements;

•	to review and monitor compliance procedures; and

•	to report the results of its review to the Board.

The charter of the Audit Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors. The Audit Committee Report can be found beginning on page 40.

Organization and Compensation Committee

The Board also has a standing Organization and Compensation Committee, consisting of Karl J. Krapek (Chair), William H. Gray, III, Patricia L. Higgins, Charles L. Schaffer and James D. Thornton, all of whom are considered independent under the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. During 2008, the Organization and Compensation Committee held six regularly scheduled and special meetings and took action by written consent one time in lieu of additional meetings.

The Organization and Compensation Committee oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. Other duties of the Organization and Compensation Committee are generally:

•	to review and approve corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation level based on this evaluation;

•	to review and approve executive compensation and incentive plans;

•	to approve the payment of cash performance bonuses and the granting of stock-based awards to the Company’s employees, including officers; and

•	to review and recommend management development and succession planning.

The Chairman and Chief Executive Officer of the Company, with the consultation of the Senior Vice President, Human Resources, provides recommendations to the committee on the amount and forms of executive compensation, and assists in the preparation of committee meeting agendas. Pursuant to the Company’s 2004 Incentive Plan, the committee may delegate its power and duties under such plan to a committee consisting of two or more officers of the Company except in respect of individuals subject to the reporting or liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended. The committee has authorized the Senior Vice President, Human Resources, together with the Vice President and Treasurer, to approve awards of up to 50,000 stock options and/or stock appreciation rights (subject to an annual limit of 500,000 stock options and/or stock appreciation rights) and up to 25,000 shares of restricted stock and/or restricted stock units (subject to an annual limit of 250,000 shares of restricted stock and/or restricted stock units) to individuals the Company desires to hire or retain, except any individual who is or upon commencing employment will be subject to the liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

Further, the committee has the authority to retain, approve the fees and other terms of, and terminate any compensation consultant, outside counsel or other advisors to assist the committee in fulfilling its duties. For additional information regarding the roles and processes involved in the consideration and determination of executive compensation, including the role of compensation consultants, see “Compensation Discussion and Analysis.” The charter of the Organization and Compensation Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors. The Compensation Committee Report can be found beginning on page 11.

Corporate Governance and Nominating Committee

The Board also has a standing Corporate Governance and Nominating Committee, consisting of William H. Gray, III (Chair), Karl J. Krapek, James D. Thornton and Kenneth B. Woodrow, all of whom are considered independent under the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. During 2008, the Corporate Governance and Nominating Committee held five regularly scheduled and special meetings. The duties of the Corporate Governance and Nominating Committee are generally:

•	to develop corporate governance principles and monitor compliance therewith;

•	to review the performance of the Board as a whole;

•	to review and recommend to the Board compensation for outside directors;

•	to develop criteria for Board membership; and

•	to identify, review and recommend director candidates (see “Director Nomination Process,” below).

The charter of the Corporate Governance and Nominating Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

Corporate Responsibility Committee

The Board has a standing Corporate Responsibility Committee, consisting of James D. Thornton (Chair), Steven K. Hamp and Patricia L. Higgins. During 2008, the Corporate Responsibility Committee held three regularly scheduled meetings. The duties of the Corporate Responsibility Committee are generally:

•	to review and monitor the worldwide performance of the Company as it affects the environment, employees, communities and customers; and

•	to develop recommendations to management to assist it in formulating and adopting policies, programs, practices and strategies concerning corporate citizenship and public policy matters.

The charter of the Corporate Responsibility Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

Finance Committee

The Board has a standing Finance Committee, consisting of Patricia L. Higgins (Chair), Steven K. Hamp, Alex J. Mandl, Richard J. Taggart and Kenneth B. Woodrow. During 2008, the Finance Committee held four regularly scheduled and special meetings. The duties of the Finance Committee generally are:

•	to review and make recommendations to the Board regarding the Company’s cash flow, capital expenditures and financing requirements;

•	to review the Company’s policies with respect to financial risk assessment and management including investment strategies and guidelines;

•	to review and make recommendations on mergers, acquisitions and other major financial transactions requiring Board approval; and

•	to consider and recommend to the Board stock sales, repurchases or splits, as appropriate, and any changes in dividend policy.

The charter of the Finance Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

Director Nomination Process

The Corporate Governance and Nominating Committee assesses all director candidates, whether submitted by management or a stockholder, and recommends nominees for election to the Board. Recommendations for election are based upon the nominee’s intelligence, judgment, foresight, personal character, experience and achievements, and diversity of background and expertise as compared to the present make-up of the Board. The Corporate Governance and Nominating Committee has the authority to retain consultants to assist with director recruitment. During 2008, the Corporate Governance and Nominating Committee did not retain any consultants.

Each year, the Corporate Governance and Nominating Committee reviews all eligible director candidates, including incumbents. The committee then decides, based upon the pool of eligible candidates and the number of vacancies to be filled, whom to recommend to the Board to be nominated for election that year. The full Board reviews the committee’s recommendations and approves the individuals to stand for election. This is the process that was used to identify and evaluate the current nominees standing for election that appear in this proxy statement.

The Corporate Governance and Nominating Committee welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration of the committee by submitting their suggestions in writing to the Company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the Company’s By-Laws contain a procedure for the direct nomination of director candidates by stockholders (see page 46), and any such nomination will also be automatically submitted to the Corporate Governance and Nominating Committee for consideration. No individuals were proposed as director candidates for this Annual Meeting by any stockholder.

Communications with the Board of Directors

Stockholders and other persons interested in communicating directly with a committee chairperson or with the non-management directors as a group may do so as described on the Company’s website (www.visteon.com/investors), or by writing to the chairperson or non-management directors c/o of the Company Secretary, One Village Center Drive, Van Buren Township, Michigan 48111.

STOCK OWNERSHIP

The following contains information regarding the stock ownership of the nominees for election as directors, the directors continuing in office, the Company’s executive officers and beneficial owners of more than five percent of the Company’s voting securities.

Ownership of the Company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them, and more than one person may be considered to beneficially own the same shares.

In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the Company’s common stock outstanding on April 15, 2009 (130,570,116 shares).

Nominees, Continuing Directors and Executive Officers

The following table contains stockholding information for the nominees for election as directors and the Company’s executive officers, as well as stock units credited to their accounts under various compensation and benefit plans as of April 15, 2009. No shares have been pledged as collateral for loans or other obligations by any director or executive officer listed below.

	Common Stock
	Beneficially Owned
		Percent of		Stock
Name	Number(1)	Outstanding		Units(2)(3)

William H. Gray, III	3,259		*	51,418
Steven K. Hamp	0		*	273,756
Patricia L. Higgins	0		*	41,459
Karl J. Krapek	0		*	390,400
Alex J. Mandl	25,000		*	14,705
Charles L. Schaffer	0		*	426,238
Donald J. Stebbins	612,758		*	786,066
Richard J. Taggart	20,000		*	23,455
James D. Thornton	1,000		*	41,459
Kenneth B. Woodrow	15,000		*	340,525
William G. Quigley III	136,512		*	240,797
John Donofrio	194,637		*	141,984
Dorothy P. Stephenson	50,260		*	132,752
Terrence G. Gohl(4)	77,796		*	0
Michael F. Johnston(5)	2,255,552	1.7		47,839
All Directors and Executive Officers as a Group (19 Persons)	3,783,429	2.9		3,293,637

*	Less than 1%.

(1)	Includes shares of common stock which the following executive officers had a right to acquire ownership of pursuant to options granted by the Company exercisable on or within 60 days after April 15, 2009: Mr. Stebbins (562,758 shares); Mr. Quigley (116,512 shares); Mr. Donofrio (169,637 shares); Ms. Stephenson (29,110 shares), Mr. Gohl (47,796 shares) and Mr. Johnston (1,972,980 shares).

(2)	For non-employee directors, the amounts shown include stock units credited under the Deferred Compensation Plan for Non-Employee Directors and the Non-Employee Director Stock Unit Plan, and are payable following termination of Board service in cash or shares of stock at the election of the Company.

(3)	For executive officers the amounts shown include Visteon stock units credited under the Visteon Deferred Compensation Plan, which are payable in cash following termination of employment, and restricted stock units awarded under the 2004 Incentive Plan, which vest after one to three years from award and will be settled in cash (or, in certain circumstances, stock at the election of the Company).

(4)	The number of shares and units reported for Mr. Gohl are reported as of April 3, 2009, the date of his resignation from the company.

(5)	The number of shares and units reported for Mr. Johnston are reported as of November 30, 2008, the date of his retirement from the company.

Other Beneficial Owners

The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the Company’s voting securities as of April 15, 2009. The table is based upon reports on Schedules 13G and 13D and Forms 4 filed with the Securities and Exchange Commission or other information believed to be reliable.

	Name and Address	Amount and Nature	Percent of
Title of Class	of Beneficial Owner	of Ownership	Class

Common Stock	Pardus Capital Management L.P. 590 Madison Ave, Suite 25E New York, NY 10022	30,100,000 shares held with sole voting power and 30,100,000 shares held with sole dispositive power	23.4%
Common Stock	Donald Smith & Co., Inc. 152 West 57th Street New York, NY 10019	7,505,700 shares held with sole voting power and 8,581,500 with sole dispositive power	6.57%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and greater than 10% stockholders to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of the Company’s equity securities. Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes a Form 4 for Dorothy Stephenson related the withholding of 3,850 shares upon the vesting of a restricted stock award was filed eighteen days late due to an administrative error.

TRANSACTIONS WITH RELATED PERSONS

Our Ethics and Integrity Policy instructs all employees of Visteon, including the Named Executive Officers, to avoid conflicts between personal interests and the interests of Visteon, as well as any action that has the potential for impacting the Company adversely or interfering with the employee’s objectivity. The policy also requires any employee having a financial interest in, or a consulting, managerial or employment relationship with, a competitor, customer, supplier or other entity doing business with Visteon to disclose the situation to their manager or to the legal or human resources departments of the Company. The Company’s compliance group implements the Ethics and Integrity Policy and related policies and annually requires all management employees, including the Named Executive Officers, to complete a questionnaire disclosing potential conflicts of interest transactions. In addition, the Audit Committee is responsible for overseeing our ethics and compliance program, including compliance with the Ethics and Integrity Policy, and all members of the Board are responsible for complying with such policy. The Corporate Governance and Nominating Committee reviews the professional occupations and associations of board nominees, and annually reviews transactions between Visteon and other companies with which our Board members and executive officers are affiliated to the extent reported in response to our directors and officers questionnaire. Our Ethics and Integrity Policy is in writing. See page 46 of this proxy statement under “Miscellaneous” for instructions on how to obtain a copy.

In early 2005, purported class and stockholder derivative actions were filed in federal and state courts in Michigan against the Company, the non-employee directors and certain Named Executive Officers. These actions include: (i) a purported class action alleging that the Company, certain of its current and former officers and its independent registered public accounting firm violated federal securities laws by making materially misleading statements; (ii) purported stockholder derivative actions alleging that certain of the Company’s current and former officers and directors breached their fiduciary duties in connection with the matters alleged in the securities class action discussed immediately above; and (iii) purported class actions alleging that certain current and former employees, officers and directors breached their fiduciary duties under the Employee Retirement Income Security Act (“ERISA”) by, among other things, continuing to offer the Company’s stock as an investment alternative under the Visteon Investment Plan and the Visteon Savings Plan for Hourly Employees and/or failing to disclose complete and accurate information regarding the prudence of investing in the Company’s stock. The parties have reached settlements of the ERISA and purported stockholder derivative matters and the purported federal securities laws class action was dismissed, and such dismissal was affirmed on appeal. Pursuant to the indemnification provision contained in the Company’s Amended and Restated By-laws, the Company is paying the expenses (including attorneys’ fees) incurred by the defendants in defending these actions where not covered by insurance policies.

Mr. Hamp is the brother-in-law of William Clay Ford, Jr., the Executive Chairman of Ford Motor Company. Ford is currently the Company’s largest customer and Ford and the Company have engaged, and are expected to engage, in a number of commercial and other transactions having values in excess of $120,000 in the ordinary course of their businesses. The Corporate Governance and Nominating Committee reviewed this relationship in connection with Mr. Hamp’s election to the Board.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors (hereafter referred to as the “Committee”) oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. The Committee has reviewed and discussed the Compensation Discussion and Analysis below with management of the Company, and, based on such review and discussion, the Committee has recommended to the Board of Directors that the compensation discussion and analysis so stated be included in this Proxy Statement.

Organization and Compensation Committee
Karl J. Krapek (Chairman)
William H. Gray, III
Patricia L. Higgins
Charles L. Schaffer
James D. Thornton

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Compensation Program Objectives

Overview

The Company believes that an experienced, motivated and effective executive team is critical to the long-term success of its business. Thus, the primary objectives of the Company’s executive compensation program are to recruit, motivate and retain highly qualified executives. In meeting its primary objectives, the Company has structured its executive compensation program to support the Company’s strategic plans and objectives, including compensation program costs, and provides strong alignment of the interests of its executives with the creation of stockholder value.

The mix and total amount of compensation in any year reflects market competitive practices, the realities of the Company’s financial position and its industry. The Company believes that the proportion of variable, or “at risk”, compensation should increase as an employee’s level of responsibility increases.

In light of economic conditions which continued to deteriorate through 2008 and into 2009, the Company took a number of actions to reduce the Company’s compensation expense. These actions were intended to produce immediate cash savings and included reduction in salaries associated with reduced work weeks as well as temporary salary reductions, suspension of the Company match in the 401(k) savings plan and the elimination of the car allowance.

Benchmarking Considerations

The Company and the Committee use competitive market data to inform their decision-making processes on elements of the Company’s compensation and benefits programs. Although the Company and the Committee use the market-based ranges derived from surveys and studies compiled by compensation consultants, and other available market data, neither the Company nor the Committee attempts to set all compensation elements for all executives within a particular market-based range. Rather, the Company and the Committee evaluate additional factors, such as individual experience and performance, organizational level (internal relationships) and critical need for the position when executives have been recruited externally.

For executive level positions, pay ranges have been developed using Towers Perrin’s U.S. Compensation Data Bank (CBD) General Industry Executive Database (approximately 1,000 companies) and Hewitt Associates’ Total Compensation Measurementtm (TCM) database (approximately 600 companies).

The firm of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm, advises the Committee on competitive market practices and trends as well as on specific executive compensation matters as requested by the Committee. The Company maintains no other direct or indirect business relationships with this firm.

Roles and Processes

The Committee oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approving the salaries, incentive awards and other compensation paid to executive officers. The Chief Executive Officer and Senior Vice President, Human Resources develop and present executive compensation program recommendations to the Committee, including summaries of the results of survey data provided by the Company’s compensation consultants.

The Committee reviews and approves the determination of final incentive awards for preceding periods and the salary and incentive awards (including equity-based awards) for the current year generally during its regularly-scheduled meeting or meetings in the first quarter. The process is designed to link annual performance reviews with the determination of base salaries and incentive awards. The annual review of long-term incentives and equity grants occurs during the Committee’s regularly scheduled meetings in the first quarter of the each year. Stock option and stock appreciation right exercise prices are set at the fair market value of our stock on the date of grant, which under the terms of the Company’s incentive plan is the average of the high and low price of Visteon stock on such date. The Committee may also make individual grants from time to time. The Committee does not time the grant of equity-based awards to take advantage of material non-public information nor does the Committee take into account the prevailing trading prices of the Company’s common stock on the timing of awards in any way.

The Company’s annual and long-term incentive programs are administered by the Committee pursuant to the terms of the Visteon Corporation 2004 Incentive Plan. During the first quarter of each year, the Committee approves the mix of compensation elements and metrics for the performance-based elements, including target and threshold levels, with the advice and assistance of management. The Committee retains discretion to modify or adjust metrics to take into account the disposition of businesses and/or facilities and other factors. After the completion of the performance period, the Committee reviews actual performance against each metric and determines the final payout, if any, based on performance relative to each metric. The Committee has discretionary authority to lower and, except in the case of certain covered executives (including the Named Executive Officers as defined below), raise final awards.

  Primary Elements of Compensation for Named Executive Officers

To meet the Company’s goals for executive compensation, the Company provides:

•	a base salary;

•	an annual performance-based cash incentive;

•	annual awards under a long-term incentive program, comprised of:

i.	a performance-based cash incentive earned over a three-year measurement period;

ii.	stock appreciation rights or stock options, which are subject to time-based vesting requirements; and/or

iii.	restricted stock or restricted stock units, which may be subject to either time-based and/or performance-based vesting requirements; and

•	perquisites, retirement benefits, severance and other benefits.

Base Salary

Overview and Purpose

Base salaries, combined with general welfare benefits, provide basic security for our employees at levels necessary to attract and retain a highly qualified and effective salaried workforce. Base salaries are determined taking into account market data as well as an individual’s position, responsibilities, experience and value to the Company. The base salaries for the executive officers are reviewed on an annual basis for merit-based increases, as well as at the time of a promotion or other significant change in responsibilities. The Committee reviews “tally sheets” that summarize each executive’s total compensation for the past three years. The Chief Executive Officer and the Senior Vice President, Human Resources review the performance for the Company’s executive officers, other than the Chairman or Chief Executive Officer, and make base salary recommendations to the Committee. The Committee, in its sole discretion, determines the salary and amount of any changes for the Chairman or Chief Executive Officer and approves any significant changes recommended for the entire executive team.

2008 Actions

Due to the financial challenges facing the Company and the automotive industry, the Company suspended its annual merit-based increase program. As a result, only those Named Executive Officers who were promoted or were given additional responsibilities received base salary increases during 2008. In connection with his promotion to Chief Executive Officer effective in June of 2008, Mr. Stebbins’ base salary was increased by 30% to $1,200,000. This amount was chosen by the Committee, based on the recommendation of the former Chairman, after a review of benchmark data compiled by Hewitt Associates and Towers Perrin of chief executive officer compensation at public companies with revenues of at least $10 billion. The Committee targeted a base salary at the weighted, regressed 50th percentile of this data. The Committee also reviewed for reference purposes the compensation paid to chief executive officers of the Company’s industry competitors, namely American Axle & Manufacturing, Inc., ArvinMeritor, Inc., Autoliv Inc., BorgWarner Inc., Dana Holding Corporation, Delphi Corporation, Eaton Corporation, Federal-Mogul Corporation, Hayes Lemmerz International, Inc., Johnson Controls, Inc., Lear Corporation, Tenneco Inc. and TRW Automotive Holdings Corp.

Since 2005, the role of the Company’s vice presidents in charge of the Company’s core product groups has evolved from primarily an engineering and manufacturing oversight role to one of greater accountability and responsibility for the profitability and operational performance of the product groups. Upon the recommendation of the Chief Executive Officer and the Senior Vice President, Human Resources, the Committee approved the implementation of the new organizational level of product group president to recognize this evolution. It was also determined that the annual base salaries of these product group presidents was below the market range for persons having similar responsibilities, based on data compiled by Towers Perrin and Hewitt Associates. As a result of this analysis, in October of 2008 Mr. Gohl was promoted to the title of corporate Vice President and President, Interiors and Lighting Product Groups, and his base salary was increased by 12% to $475,000.

The actual salaries paid to each Named Executive Officer for 2008 are presented in the “Summary Compensation Table” below.

Annual Incentive Award

Overview and Purpose

The Company’s Annual Incentive program provides for an annual cash incentive opportunity that is linked to company and individual performance. This program is designed to compensate key salaried employees for the achievement of specified goals that correlate with the Company’s financial and operational objectives. The target incentive opportunities are expressed as a percentage of base salary. In determining the incentive opportunities, the Committee considers the potential impact on the business of each role, the relationships among the roles and market competitive levels for such positions.

The program is administered by the Committee pursuant to the terms of the Visteon Corporation 2004 Incentive Plan, which has been approved by the Company’s stockholders. During the first quarter of each year, the Committee approves one or more performance-based metrics, including target and threshold levels, with the advice and assistance of management. After the end of the performance period, the Committee reviews actual performance against each metric and determines the final payout, if any, based on such performance relative to each metric, which may be adjusted downward at the discretion of the Committee.

2008 Actions

The Company provides the same award opportunity expressed as a percentage of base salary to executive officers at comparable management levels within the Company. Also, as noted above, the Company believes that the proportion of variable, or “at risk”, compensation, including the annual incentive opportunity, should increase as an employee’s level of responsibility increases. A participant’s opportunity is based on their organizational level and base salary as of December 31st (or the date of retirement) of the year of the award, and were as follows for 2008:

Target Annual
Incentive Award
Named Executive Officer	Opportunity (% salary)

Donald J. Stebbins	115%
Michael F. Johnston	130%
William G. Quigley III	65%
John Donofrio	60%
Dorothy L. Stephenson	60%
Terrence G. Gohl	60%

The target percentage opportunities by level have not changed since 2006, except that the Company created a new level for its product group presidents, as discussed above. In 2008, in conjunction with his promotion to chief executive officer, the Committee increased Mr. Stebbins’ target annual incentive opportunity to the amount in the table above from a previous level of 90%. The incentive opportunity for Mr. Stebbins was set taking into account the data described above relating to his salary increase.

The Committee chose from a mix of the following financial and operational metrics to motivate and reward participating employees’ achievement of objectives that are key to the Company’s long-term sustainability goals: free cash flow, on a consolidated basis as well as the contribution of each of the Company’s product groups; and product quality, expressed as the improvement in parts per million defective over 2007, on a corporate-wide basis as well as by each of the Company’s product groups. Improvement in product quality is critical to the Company’s ability to attract and retain customers, which is fundamental to the Company’s long-term success, while free cash flow is an important metric that is intended to represent cash available to pursue opportunities that enhance stockholder value and is tracked by the financial community as one measure of a company’s ability to generate profits and returns. For each of Messrs. Stebbins, Johnston, Quigley and Donofrio and Ms. Stephenson, 75% of their opportunity was based on achievement of the consolidated free cash flow metric and 25% was based on the achievement of the corporate product quality metric, as detailed below. For Mr. Gohl, 37.5% of his opportunity was based on achievement of the consolidated free cash flow metric, 12.5% was based on the achievement of the corporate product quality metric, 37.5%, was based on the achievement of the metrics relating to the free cash flow contribution of the Interiors and Lighting product groups, and 12.5% was based on the achievement of the metrics relating to the product quality of the Interiors and Lighting product groups, as detailed in the table below.

			% of
Metric	Target(1)	Threshold(1)	Target Achieved

Free Cash Flow:(2)
Consolidated	$0	$(338) million	0%
Interiors Product Group Contribution	$151 million	$39 million	15%
Lighting Product Group Contribution	$82 million	$42 million	0%
Product Quality:
Corporate	44% improvement	11% improvement	80%
Interiors Product Group	38% improvement	10% improvement	107%
Lighting Product Group	63% improvement	11% improvement	57%

(1)	“Target” refers to the performance level required to be achieved for a payout of 100% of the bonus opportunity, and “threshold” refers to the performance level required to be achieved before any payout of the bonus opportunity would be made.

(2)	Consolidated Free Cash Flow is defined as consolidated cash flow from operations less capital expenditures (assuming a constant level of receivables sales). Product group free cash flow contribution is defined as product group operating income less direct administrative costs and adjusted for non-cash income statement items as well as capital expenditures, changes in inventory and cash received from the sales of fixed assets.

The threshold levels for the free cash flow metrics were not achieved by the Company on a consolidated basis or for three of the four product groups. Although the threshold level for Interiors Product Group free cash flow contribution was achieved, the Committee, based on the recommendation of the Chief Executive Officer, elected not to make payouts in respect of this metric because of the Company’s overall negative consolidated free cash flow performance as well as general economic and financial conditions.

Product quality metrics under the annual incentive program were achieved above threshold levels as indicated in the table above. The Committee elected to make bonus payments relating to the achievement of these product quality milestones because of the critical role quality improvement plays in the Company’s ability to attract and retain customers of the business. However, in light of current economic and financial conditions, and based on the recommendation of the Chief Executive Officer, the Committee elected to reduce the annual incentive award payouts by 25% for each of the Named Executive Officers other than Mr. Johnston. Mr. Johnston’s payout was not reduced in order to comply with pre-existing contractual obligations.

The actual 2008 annual incentive bonuses paid to each Named Executive Officer for 2008 are presented in the “Summary Compensation Table” below under the “Non-Equity Incentive Plan Compensation” column. The potential range of incentive award opportunities, by Named Executive Officer, are presented below in the “Grants of Plan-Based Awards in 2008” table.

Long-Term Incentive Awards

Overview and Purpose

The Company’s Long-Term Incentive program provides for an annual award of a performance-based cash bonus earned over a long-term measurement period, usually a three-year period, stock appreciation rights and stock options, which are subject to time-based vesting requirements, and restricted stock or restricted stock units, which may be subject to either time-based and/or performance-based vesting requirements. This program is designed to compensate salaried employees on the achievement of specified goals that are intended to correlate with the Company’s long-term financial and strategic objectives, to align the delivery of incentive value with increases in the Company’s stock price and to retain key employees. Retention of key employees has been an important consideration in the delivery of the Company’s long-term incentive opportunity, especially during the Company’s restructuring program. To that end, the long-term program has incorporated compensation elements that are time-based, such as restricted stock units and retention bonuses, to retain key employees. The total targeted award opportunity, expressed as a percentage or multiple of base salary is determined by organization level.

2008-2010 Long-Term Incentive Opportunity

The Company provides the same targeted incentive award opportunity expressed as a percentage of base salary to executive officers at the same organizational level, which were unchanged from 2007. As noted above, the Company believes that the proportion of variable, or “at risk”, compensation, including the long-term incentive opportunity, should increase as an employee’s level of responsibility increases.

Target Long-Term
Incentive Award
Executive Level	Opportunity (% salary)

Chief Executive Officer	475%
Executive Vice President	250%
Senior Vice President and Product Group President	175%
Vice President	120%

To provide significant alignment with the interests of stockholders, 75% of the total 2008-2010 Long-Term Incentive opportunity was delivered through the grant of equity-based awards, as shown below.

	% of Long Term
	Incentive
Long-Term Incentive Element	Opportunity	Terms

Stock appreciation rights	25%	Pro rata vesting over 3 years
Restricted stock/restricted stock units	50%	Cliff vesting on December 31, 2010
Performance-based cash bonus	25%	Three successive annual metrics.

Payment of the cash bonus is based on the achievement of successive annual metrics that are established each year The final bonus amount payable following the conclusion of the three-year performance period is based upon the number of annual metrics achieved, with the achievement of each annual metric or set of metrics representing one-third of the total target award. For the first year of the 2008-2010 Long-Term Incentive, the metric was based on reducing administrative and engineering staff costs by at least 10.6% in 2008 compared to 2007. The Committee has the discretion to modify or adjust the metrics to take into account currency fluctuation and other factors. For 2008, the metric was achieved. The potential range of awards for the full 2008-2010 cycle, by Named Executive Officer, is presented below in the “Grants of Plan-Based Awards in 2008” table.

Previous Long-Term Incentive Opportunities

The Company paid a cash bonus under the 2006-2008 long-term incentive cycle based on achievement of a product quality metric — JD Power survey results, which represented 25% of the total cash incentive opportunity. 75% of the opportunity was based on the achievement of a return on assets in 2008 of at least 1.0%, which was not achieved. The JD Power survey improvement goal targeted a 20% improvement over a three year period in problems per 100 vehicles at three months in service on components and systems supplied by Visteon to its customers. The Company achieved product quality performance at 194% of the targeted metric. However, the Committee, based on the recommendation of the Chief Executive Officer, elected to make final payments assuming achievement at 175% of the targeted metric. This level was chosen to better reflect that the baseline year should have been adjusted to eliminate certain products that were produced by operations of the Company that were sold in 2005. In addition, the Company achieved one of the two metrics established for the 2008 portion of the 2007-2009 long-term incentive cycle; the Company targeted restructuring actions involving at least seven facilities, which was accomplished. The goal of new business wins of at least $750 million in 2008 was not achieved. Actual payouts and earned amounts under these programs are presented in the “Summary Compensation Table,” under the column “Non-Equity Incentive Plan Compensation.”

  Special Incentive Awards

Achievement of strong free cash flow is critical to the operation of our business. To create an unwavering focus on cash flow and to provide a significant award for exceeding targets relative to budget for free cash flow, the Committee provided the opportunity for a special cash award if the Company achieved a Free Cash Flow of at least $200 million in 2009. If the objective is achieved, Messrs. Stebbins, Quigley and Donofrio and Ms. Stephenson are eligible for a cash bonus equal to their annual base salary. Mr. Gohl was eligible for a cash bonus equal to twice his annual base salary.

In conjunction with his promotion to Chief Executive Officer, the Committee made a special grant of 250,000 stock appreciation rights and 250,000 restricted stock units to Mr. Stebbins. To incentivize Mr. Johnston to complete planned restructuring actions, Mr. Johnston also received a special grant of 100,000 stock options during February of 2008.

  Amendment to Employment Agreement of Mr. Johnston

Mr. Johnston and the Company entered into an amendment to Mr. Johnston’s amended and restated employment agreement to reflect the change in his role to the Company’s executive Chairman and to allow for a smooth transition of the new Chief Executive Officer. The amendment provided that Mr. Johnston would receive the $2.5 million transition bonus contemplated by his original agreement, subject to the obligation to refund a prorated portion of such bonus if he voluntarily resigned or was terminated for cause prior to December 31, 2008. The amendment clarified that all of Mr. Johnston’s outstanding stock options, restricted stock units and stock appreciation rights would become fully vested on the earlier of: (i) his date of death or disability; (ii) his termination without cause, (iii) his termination of employment by mutual agreement of the parties, (iv) a change in control as defined in the applicable change in control severance agreement; or (v) December 31, 2008.

In addition, the Committee approved an amendment to the Visteon Corporation Supplemental Executive Retirement Plan, a nonqualified, unfunded pension benefit plan. The amendment provided that Mr. Johnston’s benefits under the plan would be calculated assuming that he had continued his employment through December 31, 2008 and that his monthly base salary for December of 2008 was equal to his monthly salary as of November 30, 2008.

  Other Elements of Compensation for Named Executive Officers

Executive officers participate in the Company’s retirement and savings and health and welfare plans on the same basis as other similarly situated employees, except for the supplemental pension, retiree health care, and other arrangements described below under “Retirement Benefits”. In addition, executive officers received a monthly cash car allowance, annual physical and a flexible perquisite account that may be used for certain discretionary purposes as well as other perquisites from time to time approved by the Committee. The Company provides these benefits to its executives when necessary to compete for, and retain, executive talent. In December the Company eliminated the car allowance benefit for Named Executive Officers.

The Company maintains an Executive Security Program that requires the Chief Executive Officer to use corporate provided aircraft for personal and business travel, and provides the benefit of various personal health and safety protections.

  Severance and Change-in-Control Arrangements

In 2005, the Company adopted the Visteon Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for severance benefits to officers elected by the Board of Directors and certain senior management employees of the Company whose employment is subsequently involuntarily terminated, without cause, subject to certain exceptions. If eligible under the Company’s retirement plans, an executive may retire concurrent with a severance-eligible termination under the Severance Plan. The plan was adopted to provide uniform, market-based severance to executives as the Company restructured its businesses.

To compete for and attract skilled executives, the Company also enters into individual employment agreements from time to time with executives that contain additional or alternative severance benefits. A description of individual agreements for certain Named Executive Officers is set forth below.

The Company has entered into change-in-control agreements with each of Messrs. Stebbins, Quigley, Donofrio, Gohl and Ms. Stephenson, as well as other officers. Pursuant to these agreements, each participant will receive certain benefits upon the occurrence of specified triggering events following a change of control of the Company. The level of benefits varies based on whether the executive is a senior vice president and higher or a vice president. Such arrangements are necessary to encourage highly-sought after executives to remain with the Company during periods leading up to and following a change of control transaction. The agreements were originally offered to encourage executives to join the Company at the time of its spin off from Ford Motor Company in 2000, recognizing the uncertainty that accompanies a newly independent company. The Company and the Committee revisit these arrangements from time to time, including most recently in 2005, to confirm that they are consistent with market practices.

A further description of post-termination benefits and projected amounts under various scenarios for Named Executive Officers is set forth below under “Potential Payments Upon Termination or Change-in-Control.”

  Stock Ownership

The Company has adopted stock ownership goals for all elected officers of the Company. The goal for these officers is to own common stock worth a multiple of salary, ranging from one times salary up to five times salary for the Chief Executive Officer, within five years from their date of hire or election, if later. All of the Named Executive Officers employed by the Company for five years or more are in compliance with the stock ownership guidelines.

For the purpose of determining compliance with the stock ownership guidelines, the calculation includes stock owned directly, restricted stock, restricted stock units and stock units held in the Company’s Deferred Compensation Plan.

Visteon’s Stock Ownership guidelines are as follows:

•	Chief Executive Officer — five times base salary;

•	Executive and Senior Vice Presidents — three times base salary; and

•	All other officers — one times base salary.

In light of significant changes in the trading value of the Company’s stock and other economic conditions, the stock ownership guidelines are expected to be reevaluated by the Committee to determine if they continue to be appropriate.

  Tax and Accounting Considerations

The Committee has considered the Company’s ability to deduct from taxable income certain performance based compensation under section 162(m) of the Code. For the Company’s top five executives (other than the chief financial officer), salaries in excess of $1 million and non-performance-based bonuses, restricted stock or restricted stock units will not be exempt from section 162(m) of the Code. The Company’s current U.S. tax position does not make tax deductibility of compensation a determinative factor in the design of its compensation program.

The stock appreciation rights and restricted stock units of the 2008 long-term incentive awards granted to Named Executive Officers are accounted for as liability awards with the Company’s ultimate expense equal to the value earned by employees. The liability classification is due in large part to the cash settlement feature of the stock appreciation rights and restricted stock units awarded in 2008. These awards were structured to limit the use of shares of the Company’s common stock due to low availability levels under the Company’s incentive plans.

  Clawback and Risk Considerations

The Company does not currently have a specific policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that reduces the size of such award or payment. The Committee and the Company are currently considering whether to adopt a specific policy regarding such circumstances. Until such policy is adopted, the Committee and the Company expect to review the specific circumstances of any such adjustment or restatement to determine whether to request reimbursement of any award paid to an employee.

The Company believes that its incentive compensation programs do not encourage executives to take unnecessary and excessive risks that threaten the long-term value of the Company. Rather, the Company’s incentive compensation programs are comprised of multiple elements designed to encourage improvement in areas, such as restructuring, cost reduction, cash flow and product quality, that are critical to enhancing the Company’s long-term financial performance and stockholder value.

Changes for 2009

In addition to those actions noted above, the Company continues to take actions during 2009 to reduce the cost of its compensatory programs in light of the current economic and industry conditions. Base salaries for the month of January 2009 were reduced by 20% for all the Named Executive Officers. Also, effective February 1, 2009 through June 30, 2009, the base salary for the Chief Executive Officer was reduced by 10% from his December 31 rate and the base salaries for the remaining Named Executive Officers were reduced by 7.5%.

Summary Compensation Table

The following table summarizes the compensation that was earned by, or paid or awarded to, the Named Executive Officers. The “Named Executive Officers” are the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the three other most highly compensated executive officers serving as such as of December 31, 2008, determined based on the individual’s total compensation for the year ended December 31, 2008 as reported in the table below, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals. The Named Executive Officers also includes the Company’s former Chief Executive Officer.

								Change
								in Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
						Options	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Donald J. Stebbins	2008	$1,076,186	$0		$(501,898)	$(413,442)	$1,650,750	$130,258	$142,926	$2,084,780
Chairman, President and	2007	$919,167	$350,509		$88,866	$662,075	$1,716,466	$143,759	$122,110	$4,002,952
Chief Executive Officer	2006	$883,333	$415,663		$1,082,100	$1,534,766	$269,167	$—	$168,140	$4,353,169
Michael F. Johnston	2008	$1,283,333	$2,500,00	(6)	$(250,919)	$(1,650,588)	$2,579,197	$932,463	$444,138	$5,837,624
Former Chairman and Chief	2007	$1,341,667	$641,667		$40,149	$1,147,424	$3,856,067	$1,086,985	$279,648	$8,393,607
Executive Officer(7)	2006	$1,050,000	$754,250		$3,258,090	$4,224,892	$573,750	$642,969	$279,185	$10,783,136
William G. Quigley III	2008	$620,192	$0		$(158,972)	$(99,451)	$400,782	$151,301	$38,113	$951,965
Executive Vice President	2007	$515,833	$123,125		$70,068	$270,646	$680,130	$67,916	$38,183	$1,765,901
and Chief Financial Officer	2006	$366,667	$83,250		$346,982	$225,505	$—	$63,119	$26,485	$1,112,008
John Donofrio	2008	$486,231	$0		$(137,474)	$(34,871)	$338,865	$51,276	$60,674	$764,701
Senior Vice President and	2007	$487,500	$158,056		$133,532	$292,964	$523,891	$35,702	$71,103	$1,702,748
General Counsel	2006	$470,833	$122,972		$922,438	$424,729	$—	$35,497	$66,979	$2,043,448
Dorothy L. Stephenson	2008	$411,808	$0		$24,322	$(40,858)	$269,346	$171,369	$39,137	$875,124
Senior Vice President, Human Resources
Terrence G. Gohl	2008	$433,846	$0		$(1,553)	$(87,190)	$242,661	$80,226	$28,004	$695,994
Former Vice President and President, Interiors and Lighting Product Groups(8)

(1)	For 2008, these amounts represent the compensation cost of unvested restricted stock and restricted stock units granted during 2008 and in prior years for financial reporting purposes for 2008 under FAS 123(R). Negative values are the result of the reversal of compensation expense recognized in previous years due to a market decline in awards classified as liability awards under FAS 123(R). A discussion of assumptions relevant to calculating these values may be found in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2008 fiscal year. There can be no assurance that the amounts reflected in the table above will ever be realized.

(2)	For 2008, these amounts represent the compensation cost of unvested stock options and vested and unvested stock appreciation rights granted during 2008 and in prior years for financial reporting purposes for 2008 under FAS 123(R). Negative values are the result of the reversal of compensation expense recognized in previous years due to a market decline in awards classified as liability awards under FAS 123(R). A discussion of assumptions relevant to calculating these values may be found in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2008 fiscal year. For retirement eligible grantees, including Mr. Johnston, the entire amount relating to unvested stock appreciation rights granted in 2008 was expensed in such year of grant. There can be no assurance that the amounts reflected in the table above will ever be realized.

(3)	For 2008, this column is comprised of (i) cash bonus payments under the 2006-2008 long-term incentive program to Mr. Stebbins ($918,750), Mr. Johnston ($1,414,280), Mr. Quigley ($164,063), Mr. Donofrio ($187,578), Ms. Stephenson ($141,215) and Mr. Gohl ($124,688), (ii) cash bonus payments under the 2008 annual incentive program to Mr. Stebbins ($207,000), Mr. Johnston ($333,667), Mr. Quigley ($60,938), Mr. Donofrio ($44,100), Ms. Stephenson ($37,350) and Mr. Gohl ($46,723), (iii) amounts earned under the cash bonus portion of the 2007-2009 long-term incentive program that relate to 2008 performance metrics, based on salaries in effect as of December 31, 2008, by Mr. Stebbins ($175,000), Mr. Johnston ($277,083), Mr. Quigley ($45,573), Mr. Donofrio ($35,729), Ms. Stephenson ($30,260) and Mr. Gohl ($23,750), which will not be paid until 2010 based on salaries in effect as of December 31, 2009 and may be subject to forfeiture under certain circumstances, and (iv) amounts earned under the cash bonus portion of the 2008-2010 long-term incentive program that relate to 2008 performance metrics, based on salaries in effect as of December 31, 2008, by Mr. Stebbins ($350,000), Mr. Johnston ($554,167), Mr. Quigley ($130,208), Mr. Donofrio ($71,458), Ms. Stephenson ($60,521) and Mr. Gohl ($47,500), which will not be paid until 2011 based on salaries in effect as of December 31, 2010 and may be subject to forfeiture under certain circumstances. See “Grants of Plan-Based Awards in 2008.” There were no earnings on non-equity incentive plan compensation earned or paid to the Named Executive Officers in or for 2008.

(4)	This column reflects an estimate of the aggregate change in actuarial present value of each Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans from the measurement dates for such plans used for financial statement purposes. See “Retirement Benefits — Defined Benefit Plans,” below. None of the Named Executive Officers received or earned any above-market or preferential earnings on deferred compensation.

(5)	For 2008, this column includes the following benefits paid to, or on behalf of, the Named Executive Officers:

•	matching contributions made by the Company under the Company’s 401(k) plan for all of the Named Executive Officers;

•	life insurance premiums paid by the Company on behalf of all of the Named Executive Officers;

•	tax gross-ups and reimbursements on behalf of Mr. Stebbins ($2,640), Mr. Johnston ($7,734) and Mr. Donofrio ($4,827);

•	payment for accrued vacations days that were unused upon his retirement to Mr. Johnston ($107,692); and

•	perquisites and other personal benefits, which included: (A) cash vehicle allowance payments to Messrs. Stebbins, Johnston, Quigley, Donofrio and Gohl and Ms. Stephenson; (B) the aggregate incremental cost for personal use of corporate aircraft by Mr. Stebbins ($65,362), Mr. Johnston ($243,687) and Mr. Donofrio; (C) the cost of personal health and safety protection equipment and services under the Executive Security Program in 2008 for Mr. Johnston and Mr. Stebbins; and (D) payments under the executive flexible perquisite account program to Mr. Stebbins ($60,000), Mr. Johnston ($60,000), Mr. Quigley, Mr. Donofrio, Ms. Stephenson and Mr. Gohl.

We calculate the aggregate incremental cost to the Company of any personal use of the corporate aircraft during the annual cycle from November, 2007 through October, 2008 based on an average hourly operating cost of the aircraft, which includes the cost of fuel, crew travel expenses, on-board catering, airport landing fees and parking costs, customs charges, communications expenses, post-flight inspections and minor maintenance costs (costs less than $5,000 per action). Because the corporate aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as the crew’s salaries, the purchase or lease costs of the corporate aircraft, hangar rental fees, insurance premiums and major maintenance costs (costs greater than or equal to $5,000 per action).

(6)	This amount was paid on June 1, 2008 pursuant to the terms of Mr. Johnston’s amended and restated employment agreement, as discussed below.

(7)	Mr. Johnston resigned from his position as Chief Executive Officer effective as of May 31, 2008, and retired from the Company as its executive Chairman effective as of November 30, 2008.

(8)	Mr. Gohl resigned from the Company effective as of April 3, 2009.

Employment Arrangements

Agreement with Mr. Johnston.  In 2000, the Company entered into an employment agreement with Michael F. Johnston that provided certain terms of his initial employment. On February 27, 2007, the Company and Mr. Johnston amended and restated his employment agreement. The agreement provided that Mr. Johnston would serve as the Company’s Chairman and Chief Executive Officer for the term of the agreement. The agreement was further amended on May 14, 2008, to reflect Mr. Johnston’s resignation from the position of Chief Executive Officer effective as of May 31, 2008. The term of the amended agreement commenced as of March 1, 2007 and continued through December 31, 2008, unless the parties mutually agreed to end the term earlier. The agreement also provided for his initial base salary and his participation in the health, welfare, retirement, incentive and other benefit programs available to executives, including the flexible perquisite program. Mr. Johnston also was to continue to receive two years of service credit for every year of credited service under the Company’s pension plans. The Company also agreed that Mr. Johnston would be entitled to 66% of his target cash bonus under the 2007-2009 long-term incentive program and 33% of his target cash bonus under the 2008-2010 long-term incentive program if he continued his employment through December 31, 2008 or if his employment is terminated earlier without cause. Mr. Johnston was also entitled to stock options, restricted stock and other equity-based awards as and when such awards are made to other officers generally on at least the same basis as such awards are made to other officers.

The agreement was terminable by Mr. Johnston upon 90 days notice to the Company, or by the Company for “cause”. The term “cause” means that the executive has been guilty of (i) material, willful dishonesty, (ii) material, willful misconduct, (iii) willful and substantial nonperformance of assigned duties, (iv) indicted for a felony or a misdemeanor involving moral turpitude, or (v) has otherwise breached the terms of the agreement. In the event Mr. Johnston was terminated by the Company without cause prior to December 31, 2008, Mr. Johnston was entitled to immediate and full vesting of all outstanding equity awards granted to him by the Company, and (iii) accrued and unpaid salary through the date of termination. The 2008 amendment provided that Mr. Johnston would receive a $2.5 million transition bonus, subject to the obligation to refund a prorated portion of such bonus if he voluntarily resigned or was terminated for cause prior to December 31, 2008. The agreement also imposes non-competition and confidentiality obligations on Mr. Johnston.

Mr. Johnston retired from the Company effective as of November 30, 2008. His retirement was treated as a termination without cause under his employment agreement, which entitled him to retain the $2,500,000 transition bonus paid to him on June 1, 2008, and all outstanding equity awards granted to him by the Company became fully vested as of November 30, 2008.

Agreement with Mr. Stebbins.  The Company entered into an employment agreement effective as of May 23, 2005 (the “Effective Date”), with Mr. Stebbins that provided for the initial terms of his employment as President and Chief Operating Officer. The employment agreement provides for his initial annual base salary and an initial payment of $3,000,000, which may be refundable on a pro rata basis if his employment is terminated for “Cause” or without “Good Reason” (each as defined therein) prior to May 23, 2008. Mr. Stebbins is also entitled to participate in the Company’s annual incentive performance cash bonus program and the Company’s long-term incentive program.

Mr. Stebbins will be credited with two years of benefit service for each one year of actual benefit service through the Supplemental Executive Retirement Plan. In addition, the Company credited Mr. Stebbins with an opening balance in the Supplemental Executive Retirement Plan of $1,200,000. Mr. Stebbins’ aggregate accrued benefit payable from all qualified and nonqualified retirement plans upon retirement from the Company will not be less than the greater of the actuarial equivalent value of (a) the aggregate benefit payable to him under the Visteon Pension Plan, the Supplemental Executive Retirement Plan, and the Pension Parity Plan minus the $1,200,000 opening balance and interest credits attributable thereto or (b) the $1,200,000 Supplemental Executive Retirement Plan opening balance plus interest credits accrued to the date of retirement. Mr. Stebbins will forfeit the aforementioned benefits if, prior to his fifth anniversary with the Company he is terminated by the Company for Cause (other than due to his death or “Disability”, which shall have the meaning set forth in the long term disability benefit plan of the Company in which Mr. Stebbins participates), or he terminates employment with the Company for other than Good Reason.

The employment agreement has a term of two years, with the agreement automatically renewable for successive one-year terms unless either party gives written notice not less than 90 days prior to expiration that it/he does not wish to renew. If the Company gives such notice prior to Mr. Stebbins’ tenth anniversary with the Company, Mr. Stebbins shall be entitled to severance benefits upon termination of employment on the same basis as provided for a termination without “Cause” or resignation for “Good Reason” during the term of the agreement. If the Company gives such notice after Mr. Stebbins’ tenth anniversary with the Company, Mr. Stebbins shall not be entitled to such severance. Mr. Stebbins retains the right to resign at any time for any reason, just as Company retains the right to sever the employment relationship at any time, with or without Cause. However, if Mr. Stebbins is terminated by the Company without Cause or he resigns from the Company’s employ for Good Reason during the term of the employment agreement, Mr. Stebbins will be entitled to the benefits of the Executive Severance Plan (provided Mr. Stebbins signs a release of all claims against the Company and its representatives).

Perquisites and Allowance Programs

Visteon provides Named Executive Officers with a flexible perquisite allowance program. The flexible perquisite allowance is a fixed amount that is paid to each eligible executive in quarterly installments and is designed to cover his or her expenses related to club membership dues, legal and financial counseling, excess liability insurance premiums, tax preparation, and airfare for spouse or partner accompanying employee on business travel, among other items. For Named Executive Officers, the amount of the allowance varies by management level, with a range of between $15,000 to $60,000 per year. The amount paid to the Named Executive Officers in 2008 pursuant to the flexible perquisite allowance program is set forth in the “All Other Compensation” column of the “Summary Compensation Table.”

During 2008, Visteon also provided U.S.-based Named Executive Officers with a monthly vehicle allowance, which may be used at the discretion of the executive. For Named Executive Officers, the amount of the allowance varies by management level, with a range of between $800 to $1,200 per month. This vehicle allowance was suspended effective as of January 1, 2009 for the U.S.-based Named Executive Officers and other officers of the Company.

The following table summarizes all incentive plan awards that were made to the Named Executive Officers during 2008.

Grants of Plan-Based Awards in 2008

						All Other	All Other
						Stock Awards:	Option Awards:			Grant Date
						Number of	Number of	Exercise or		Fair Value of
			Estimated Future Payouts			Shares of	Securities	Base Price		Stock and
			Under Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	Market Price on	Option
			Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Awards
Name	Grant Date		($)	($)	($)(1)	(#)(2)	(#)(3)	($ / Sh.)	($ / Sh.)	($)(4)

Donald J. Stebbins	2/22/2008	(5)	$350,000	$1,050,000	—	445,936	414,426	$3.63	$3.62	$2,436,410
	2/22/2008	(6)	$189,750	$1,380,000	—
	2/22/2008	(7)	$1,200,000	$1,200,000	$1,200,000
	6/1/2008					250,000	250,000	$4.075	$4.04	$1,533,000
Michael F. Johnston	2/22/2008	(5)	$554,167	$1,662,500	—	915,977	951,254	$3.63	$3.62	$5,201,821
	2/22/2008	(6)	$250,250	$1,820,000	—
	2/22/2008	(7)	$1,400,000	$1,400,000	$1,400,000
William G. Quigley III	2/22/2008	(5)	$130,208	$390,625	—	215,220	200,012	$3.63	$3.62	$1,175,873
	2/22/2008	(6)	$55,859	$406,250	—
	2/22/2008	(7)	$625,000	$625,000	$625,000
John Donofrio	2/22/2008	(5)	$71,458	$214,375	—	118,112	109,767	$3.63	$3.62	$645,317
	2/22/2008	(6)	$40,425	$294,000	—
	2/22/2008	(7)	$490,000	$490,000	$490,000
Dorothy L. Stephenson	2/22/2008	(5)	$60,521	$181,563	—	100,034	92,966	$3.63	$3.62	$546,545
	2/22/2008	(6)	$34,238	$249,000	—
	2/22/2008	(7)	$415,000	$415,000	$415,000
Terrence G. Gohl	2/22/2008	(5)	$47,500	$142,500	—	70,247	65,284	$3.63	$3.62	$383,802
	2/22/2008	(6)	$39,188	$285,000	—
	2/22/2008	(7)	$950,000	$950,000	$950,000

(1)	The 2004 Incentive Plan limits the amount payable in respect of performance cash awards to any Named Executive during any calendar year to $10 million.

(2)	Represents restricted stock units granted under the 2008-2010 long-term incentive program, as further described below, as well as an additional grant to Mr. Stebbins under the 2004 Incentive Plan of 250,000 restricted stock units.

(3)	Represents stock appreciation rights granted under the 2008-2010 long-term incentive program, as further described below, as well additional grants under the 2004 Incentive Plan to Mr. Johnston of 100,000 stock options and Mr. Stebbins of 250,000 stock appreciation rights.

(4)	A discussion of assumptions used in calculating grant date fair values in accordance with FAS 123(R) may be found in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2008 fiscal year. The ultimate value of stock-based awards, if any, will depend on the future value of the common stock and the holder’s investment decisions, neither of which can be accurately predicted.

(5)	Represents the performance-based cash bonus opportunity under the 2008-2010 long-term incentive program, as further described in the “Compensation Discussion and Analysis,” above. An estimate of the amounts earned under this program relating to 2008 are set forth in the “Non-Equity Incentive Plan Compensation” column of the above “Summary Compensation Table,” however, such amount will not be paid until 2011.

(6)	Represents the performance-based cash bonus opportunity under the 2008 annual incentive program, as further described in the “Compensation Discussion and Analysis,”above. The amounts actually paid under this program are set forth in the “Non-Equity Incentive Plan Compensation” column of the above “Summary Compensation Table.”

(7)	Represents a performance-based cash bonus opportunity under a special incentive program, as further described in the “Compensation Discussion and Analysis,”above.

Visteon Corporation 2004 Incentive Plan

The Visteon Corporation 2004 Incentive Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other rights relating to our common stock, as well as performance and time-based cash bonuses. In 2008, the Company implemented a long-term incentive program for the 2008-2010 performance period and a 2008 annual incentive program for eligible employees, including the Named Executive Officers. The Company also implemented a special performance-based bonus program for certain critical employees, including the Named Executive Officers. These programs are discussed further under “Compensation Discussion and Analysis,” above. Except under certain circumstances such as retirement or involuntary termination, an executive must be employed in good standing with the Company at the conclusion of a performance period to be entitled to a bonus payment. The Committee retains discretion under the 2004 Incentive Plan to modify or adjust any award at any time.

The stock appreciation rights awarded under the 2008-2010 long-term incentive program vest ratably on January 1 over three years and are exercisable for a cash payment or common stock of the Company, at the election of the Company. The additional stock appreciation rights awarded in 2008 vest ratably over three years from the date of grant and are for a cash payment or common stock of the Company, at the election of the Company. The stock options awarded in 2008 vested on November 30, 2008. The exercise prices of the stock options and stock appreciation rights are the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. Any unexercised stock options or stock appreciation rights will expire after seven years. If a holder of a stock option or stock appreciation right retires, becomes disabled, or dies, his or her stock options and/or stock appreciation rights continue to be exercisable up to the normal expiration date. See “Potential Payments Upon Termination or Change-in-Control,” below. The stock options and stock appreciation rights are subject to certain conditions, including not engaging in competitive activity, and generally cannot be transferred. The restricted stock units awarded under the 2008-2010 long-term incentive program will vest on December 31, 2010 and will be paid in cash based on the average of the high and low selling prices of our common stock on the New York Stock Exchange on such vesting date or common stock, at the election of the Company. The additional restricted stock units awarded in 2008 will vest on June 1, 2011 and will be paid in cash based on the average of the high and low selling prices of our common stock on such vesting date or settled in stock, at the election of the Company. Holders of restricted stock units may receive the same cash dividend equivalents as other stockholders owning common stock. No dividends were paid in 2008.

The following table sets forth information on outstanding stock option and stock awards held by the Named Executive Officers at December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option or stock appreciation right as well as the exercise price and expiration date of each outstanding option and right.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards						Stock Awards
										Equity	Equity Incentive
				Equity						Incentive	Plan Awards:
				Incentive						Plan Awards:	Market or
				Plan Awards:					Market	Number of	Payout Value
	Number of	Number of		Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or		Shares or	Shares,	Shares,
	Underlying	Underlying		Underlying			Units of		Units of	Units or	Units or
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Other Rights	Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have Not	That Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)	($)

Donald J. Stebbins	100,136	—		—	$6.26	5/22/2010	949,668	(6)	$332,384
	332,853	—		—	$6.26	5/22/2010
	250,804	125,403	(2)	—	$4.76	2/05/2011
	64,884	129,770	(2)	—	$8.98	2/25/2014
	64,884	129,770	(2)	—	$8.98	2/25/2014
	—	200,000	(3)	—	$8.98	2/25/2014
	—	414,426	(2)	—	$3.63	2/21/2015
	—	250,000	(4)	—	$4.075	5/31/2015
Michael F. Johnston	50,000	—		—	$15.75	9/14/2010
	97,657	—		—	$17.46	5/08/2011
	138,644	—		—	$13.57	2/12/2012
	316,800	—		—	$6.63	2/11/2013
	213,500	—		—	$9.90	5/11/2009
	656,548	—		—	$6.245	3/09/2010
	100,000	—		—	$10.395	9/13/2010
	605,279	—		—	$4.74	2/08/2011
	399,831	—		—	$8.98	2/25/2014
	399,831	—		—	$8.98	2/25/2014
	200,338	—		—	$8.98	2/25/2014
	851,254	—		—	$3.63	2/21/2015
	100,000	—		—	$3.63	2/21/2015
William G. Quigley III	20,000	—		—	$9.805	12/29/2009	314,116	(7)	$109,941
	59,686	—		—	$6.245	3/09/2010
	35,748	17,875	(2)	—	$4.76	2/05/2011
	18,413	36,827	(2)	—	$8.98	2/25/2014
	18,413	36,827	(2)	—	$8.98	2/25/2014
	—	100,000	(3)	—	$8.98	2/25/2014
	—	200,012	(2)	—	$3.63	2/21/2015
John Donofrio	50,000	—		—	$6.74	6/12/2010	185,641	(8)	$64,974
	85,266	—		—	$6.74	6/12/2010
	36,928	33,464	(2)	—	$4.76	2/05/2011
	17,185	34,372	(2)	—	$8.98	2/25/2014
	17,185	34,372	(2)	—	$8.98	2/25/2014
	—	50,000	(3)	—	$8.98	2/25/2014
	—	109,767	(2)	—	$3.63	2/21/2015

	Option Awards						Stock Awards
										Equity	Equity Incentive
				Equity						Incentive	Plan Awards:
				Incentive						Plan Awards:	Market or
				Plan Awards:					Market	Number of	Payout Value
	Number of	Number of		Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or		Shares or	Shares,	Shares,
	Underlying	Underlying		Underlying			Units of		Units of	Units or	Units or
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Other Rights	Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have Not	That Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)	($)

Dorothy L. Stephenson	16,667	16,667	(5)	—	$5.85	4/30/2011	132,752	(9)	$46,463
	14,555	29,110	(2)	—	$8.98	2/25/2014
	14,555	29,110	(2)	—	$8.98	2/25/2014
	—	50,000	(3)	—	$8.98	2/25/2014
	—	92,966	(2)	—	$3.63	2/21/2015
Terrence G. Gohl	30,000	—		—	$10.395	9/13/2010	127,459	(10)	$44,611
	30,434	15,218	(2)	—	$4.76	2/05/2011
	8,898	17,797	(2)	—	$8.98	2/25/2014
	8,898	17,797	(2)	—	$8.98	2/25/2014
	—	100,000	(3)	—	$8.98	2/25/2014
	—	65,284	(2)	—	$3.63	2/21/2015

(1)	The market value of unvested restricted stock and restricted stock units was determined using a per share/unit price of $0.35, the closing price of our common stock as reported on the New York Stock Exchange as of December 31, 2008.

(2)	Annual awards of stock options and/or stock appreciation rights granted pursuant to the Company’s long-term incentive programs, which vest ratably over the first three years following the grant date.

(3)	Special award of stock appreciation rights, which vest on the second anniversary of the date of grant.

(4)	Special award of stock appreciation rights, which vest ratably over the first three years following the grant date.

(5)	New hire award of stock appreciation rights, which vest ratably over the first three years following the grant date.

(6)	163,602 restricted stock units vested on February 6, 2009; 90,130 restricted stock units vest on December 31, 2009; 445,936 restricted stock units vest on December 31, 2010; and 250,000 restricted stock units vest on June 1, 2011.

(7)	23,319 restricted stock units vested on February 6, 2009; 50,000 restricted stock units vest on March 1, 2009; 25,577 restricted stock units vest on December 31, 2009; and 215,220 restricted stock units vest on December 31, 2010.

(8)	43,657 restricted stock units vested on February 6, 2009; 23,872 restricted stock units vest on December 31, 2009; and 118,112 restricted stock units vest on December 31, 2010.

(9)	12,500 shares of restricted stock vest on May 1, 2009; 20,218 restricted stock units vest on December 31, 2009; and 100,034 restricted stock units vest on December 31, 2010.

(10)	19,852 restricted stock units vested on February 6, 2009; 12,360 restricted stock units vest on December 31, 2009; 12,500 shares of restricted stock vest on September 24, 2009; 12,500 shares of restricted stock vest on September 24, 2010; and 70,247 restricted stock units vest on December 31, 2010. All unvested restricted stock and stock unit awards were cancelled upon Mr. Gohl’s resignation effective April 3, 2009.

The following table sets forth information regarding each exercise of stock options and/or stock appreciation rights and vesting of restricted stock and/or restricted stock units during 2008 for each of the Named Executive Officers on an aggregated basis.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(1)

Donald J. Stebbins	—	$—	117,205	$423,110
Michael F. Johnston	—	$—	1,595,348	$1,700,821
William G. Quigley III	—	$—	21,017	$75,871
John Donofrio	—	$—	30,024	$108,387
Dorothy L. Stephenson	—	$—	12,500	$55,000
Terrence G. Gohl	—	$—	—	$—

(1)	These values were determined by using the average of the high and low selling prices of our common stock on the New York Stock Exchange on such vesting dates as required by the 2004 Incentive Plan, without regard to cash or shares withheld for income tax purposes.

The following table summarizes information as of December 31, 2008 relating to Visteon’s equity compensation plans pursuant to which grants of stock options, stock appreciation rights, stock rights, restricted stock, restricted stock units and other rights to acquire shares of its common stock may be made from time to time.

Equity Compensation Plan Information

		Weighted-	Number of Securities
	Number of Securities	Average Exercise	Remaining Available for
	to be Issued Upon	Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation
	Outstanding Options,	Options,	Plans (excluding
	Warrants and Rights	Warrants and	securities reflected in
Plan Category	(a)(1)	Rights(b)	column(a)) (c)(2)

Equity compensation plans approved by security holders	15,543,519	$8.77	5,232,914
Equity compensation plans not approved by security holders	—	—	—

Total	15,543,519	$8.77	5,232,914

(1)	Excludes 1,180,693 unvested shares of restricted common stock issued pursuant to the Visteon Corporation 2004 Incentive Plan and the Visteon Corporation Employees Equity Incentive Plan. Also excludes stock appreciation rights and restricted stock units issued pursuant to the Visteon Corporation 2004 Incentive Plan and Employees Equity Incentive Plan that by their terms may only be settled in cash.

(2)	Excludes an indefinite number of deferred stock units that may be awarded under the Visteon Corporation Non-Employee Director Stock Unit Plan, which units may be settled in cash or shares of the Company’s common stock. Such Plan provides for an annual, automatic grant of stock units worth up to $70,000 to each non-employee director of the Company. There is no maximum number of securities that may be issued under this Plan, however, the Plan will terminate on May 12, 2014 unless earlier terminated by the Board of Directors. This Plan was approved by stockholders on May 10, 2006.

Retirement Benefits

Defined Benefit Plans

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2008. The table also reports any pension benefits paid to each Named Executive Officer during the year.

Pension Benefits for 2008

		Number of
		Years of		Present Value of	Payments
		Credited		Accumulated	During Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)		($)(1)	($)

Donald J. Stebbins(2)	Visteon Pension Plan	3.62		$32,895	$—
	Pension Parity Plan	3.62		$108,860	$—
	Supplemental Executive Retirement Plan	7.23	(3)	$1,045,762	$—
Michael F. Johnston	Visteon Pension Plan	8.40		$222,425	$—
	Pension Parity Plan	8.40		$1,075,070	$—
	Supplemental Executive Retirement Plan	16.80	(4)	$3,618,189	$—
	Executive Separation Allowance Plan	16.80	(4)	$2,028,237	$—
William G. Quigley III(2)	Visteon Pension Plan	4.01		$31,677	$—
	Pension Parity Plan	4.01		$43,653	$—
	Supplemental Executive Retirement Plan	8.01	(3)	$247,085	$—
John Donofrio(2)	Visteon Pension Plan	3.55		$31,352	$—
	Pension Parity Plan	3.55		$30,943	$—
	Supplemental Executive Retirement Plan	3.55		$75,344	$—
Dorothy L. Stephenson(2)	Visteon Pension Plan	2.67		$27,174	$—
	Pension Parity Plan	2.67		$18,670	$—
	Supplemental Executive Retirement Plan	5.33	(3)	$298,091	$—
Terrence G. Gohl(2)	Visteon Pension Plan	3.43		$28,345	$—
	Pension Parity Plan	3.43		$20,407	$—
	Supplemental Executive Retirement Plan	3.43		$69,442	$—

(1)	The present value of the accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate and measurement date (December 31, 2008) used by the Company for financial reporting purposes. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. For executives eligible for benefits under the Executive Separation Allowance Plan, it was assumed that they elected to receive these benefits at age 55 (or their current age if later) and defer benefits under the Visteon Pension Plan, Supplemental Executive Retirement Plan and Pension Parity Plan until their earliest unreduced retirement age.

(2)	Messrs. Stebbins, Quigley, Donofrio and Gohl were not vested in their accrued benefits under the Supplemental Executive Retirement Plan as of December 31, 2008. Ms. Stephenson was not vested in her accrued benefits under the Visteon Pension Plan, the Pension Parity Plan and the Supplemental Executive Retirement Plan as of December 31, 2008.

(3)	Messrs. Stebbins and Quigley and Ms. Stephenson receive two years of service credit for each year of actual service under the Supplemental Executive Retirement Plan. Mr. Quigley’s and Ms. Stephenson’s credits apply for the first five years of their employment.

(4)	Mr. Johnston received two years of service credit for each year of actual service under the Supplemental Executive Retirement Plan and Executive Separation Allowance Plan.

Participants in the domestic auto industry have traditionally provided their salaried and hourly employees comprehensive retirement benefits, including pensions and retiree medical coverage. The Company provides pension benefits to most of its U.S. salaried retirees pursuant to the Visteon Corporation Pension Plan (the “Qualified Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Visteon also provides additional pension benefits to its U.S. executives under the following nonqualified supplemental pension arrangements: the Supplemental Executive Retirement Plan (“SERP”); the Pension Parity Plan (“Pension Parity Plan”); and the Executive Separation Allowance Plan (“ESAP”). In order to reduce the costs of these benefits to permit the Company to compete on a global basis, Visteon has made a number of modifications to its retirement programs over the past several years. As a result, participation in these plans, and certain features of the plans, depend on when each executive was hired by the Company.

In addition to its U.S. plans, several of the Company’s foreign subsidiaries provide pension benefits around the globe. The provision, structure and level of these benefits are based on both the market practice in individual countries as well as the cost of providing benefits. Despite the differences in the level and structure of the retirement benefits, most of the plans are related to an employee’s salary and service. In some countries, Visteon’s plans require that participants contribute to the plan in order to participate.

U.S. Executives Hired Before January 1, 2002 — Mr. Johnston

Qualified Pension Plan

The non-contributory feature of the Qualified Pension Plan provides a monthly benefit, payable in the form of a life annuity, equal to a flat rate (fixed dollar rate) times years of employment prior to July 1, 2006. The highest flat rate in effect on June 30, 2006 was $47.45. Prior to July 1, 2006, following three months of employment, a participant could elect to be covered by the contributory feature of the plan and receive a contributory benefit in lieu of the non-contributory benefit. The contributory benefit, payable in the form of a life annuity, is equal to 1.5% of Final Average Monthly Salary times years of employment while a contributory participant plus 0.4% of Final Average Monthly Salary in excess of the Social Security Breakpoint times years of employment (not to exceed 35 years) while a contributory participant. Final Average Monthly Salary is the highest average monthly salary paid as of any five consecutive December 31 dates during the last 120 consecutive months that an employee contributes. The Social Security Breakpoint is equal to 150% of the average of the Social Security Wage Base for the last 35 years including the current plan year. Normal retirement is age 65 and portions of early retirement benefits are available at age 62 unreduced for age. Early retirement benefits are available as early as age 55 with 10 years of service or at any age with 30 years of service. If the employee was contributing to the plan as of June 30, 2006, future December 31 base pay amounts will continue to be recognized for purposes of determining the Final Average Monthly Salary under the traditional structure. Effective July 1, 2006, salaried employees will accrue monthly cash balance benefits under the pension plan. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. The monthly benefit payable from the cash balance feature is reduced for early commencement if payment begins before age 65.

Nonqualified Pension Plans

Since the Qualified Pension Plan is a qualified plan, it is subject to the rules of the Code. The Code limits the amount of benefits that may be paid by a qualified plan and it limits the amount of salary that may be recognized in computing plan benefits. For 2008, the maximum benefit accrual is $185,000 and the maximum annual salary the plan may recognize is $230,000. The Pension Parity Plan, an unfunded, nonqualified pension plan, restores any benefits lost due to the limitations on benefits and compensation imposed by the Code. The changes to the Qualified Pension Plan that took effect on July 1, 2006 also apply to the Pension Parity Plan.

For eligible executives hired prior to January 1, 2002, the SERP, a nonqualified, unfunded pension benefit, provides an additional monthly benefit, calculated in the form of a life annuity, equal to the participant’s Final Average Monthly Salary (without regard to the Code compensation limit) times years of employment times a percentage determined by job classification at retirement. The percentages range between 0.20% and 0.90%. Credited service earned under the SERP will cease to accrue as of June 30, 2006. Effective July 1, 2006, eligible executives will accrue SERP benefits under a formula used for eligible executives hired on or after January 1, 2002, as described below. Mr. Johnston will receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service credited under the terms of the Qualified Pension Plan. The SERP was amended to provide that Mr. Johnston’s benefits under the plan would be calculated assuming that he had continued his employment through December 31, 2008, although he retired effective as of November 30, 2008.

The Company also maintains the ESAP, a nonqualified, unfunded plan, for which two executives may become eligible. The ESAP was closed to new participants in 2004. The plan is coordinated with the traditional retirement benefit formula and has facilitated executive succession through enhanced early retirement benefits for eligible executives hired prior to January 1, 2002 (and promoted to the level of an eligible executive on or prior to June 30, 2004) who retire after age 55. The ESAP provides a temporary monthly benefit, payable to age 65, equal to the participant’s highest base salary times a percentage, not to exceed 60%, equal to the sum of i) 15%, ii) 6% for each year that such participant’s age at separation exceeds 55 (not to exceed 30%), and iii) 1% for each year of service in excess of 15. This amount is offset by any payments paid or payable, assuming commencement at age 65, from any other private retirement plan of the Company other than the SERP.

In December of 2006, the Pension Parity Plan, SERP and ESAP were amended to provide for automatic payment in the form of a single lump sum distribution for benefits commencing on and after January 1, 2007. The actual conversion factors used to determine the single lump sum distribution are the same as those used to value the Company’s pension obligations in the Company’s audited financial statements.

U.S. Executives Hired on or After January 1, 2002 — Messrs. Stebbins, Quigley, Donofrio and Gohl and Ms. Stephenson

Qualified Pension Plan

Salaried employees hired on or after January 1, 2002 participate in the BalancePlus Program, a feature of the Qualified Pension Plan. The monthly benefit payable from the BalancePlus Program is based on the greater of the Cash Balance benefit or the Pension Equity benefit attributable to service prior to July 1, 2006, and a Cash Balance benefit for service thereafter. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. The Pension Equity benefit is based on a hypothetical account at age 65 equal to 12.5% of Final Average Monthly Salary times credited service. Credited service earned under the Pension Equity feature of the plan ceased to accrue as of June 30, 2006, although changes in base pay will continue to be recognized for purposes of determining the Final Average Monthly Salary. The monthly benefit payable from the BalancePlus Program is reduced for early commencement if payment begins before age 65.

Nonqualified Pension Plans

The Pension Parity Plan restores any benefits lost due to the limitations on benefits and compensation imposed by the Code, as described further above.

Eligible executives hired on or after January 1, 2002 participate in the “BalancePlus SERP” feature of the SERP. The BalancePlus SERP provides an additional monthly benefit based upon a hypothetical account balance that is in excess of the amount calculated under the Qualified Pension Plan BalancePlus Program and the Pension Parity Plan. The account balance from the BalancePlus SERP before offset is calculated under the formulas in the BalancePlus Program with the following modifications: 1) Annual Salary is calculated without regard to the Code compensation limit; 2) Final Average Monthly Salary is increased by the average of the three highest consecutive Annual Incentive amounts; and 3) a 15% benefit multiplier is used under the Pension Equity formula in lieu of the 12.5% benefit multiplier. The Pension Equity account under the BalancePlus SERP has its own early retirement reduction factors, which are applied at early retirement before offsetting the amount calculated under the BalancePlus Program and the Pension Parity Plan. Unlike the Qualified and Pension Parity Plans, the service under the Pension Equity formula was not frozen. Messrs. Stebbins and Quigley and Ms. Stephenson will receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service (up to a maximum of five additional years in the cases of Mr. Quigley and Ms. Stephenson) credited under the terms of the Qualified Pension Plan. In addition, a $1,200,000 opening balance was credited to Mr. Stebbins’ BalancePlus SERP account.

As stated above, the Pension Parity Plan, SERP and ESAP were amended to provide for automatic payment in the form of a single lump sum distribution for benefits commencing on and after January 1, 2007. The actuarial conversion factors used to determine the single lump distribution are the same as those used to value the Company’s pension obligations in the audited financial statements.

Executive Retiree Health Care Plan

The Company will provide an executive retiree health care benefit upon retirement from the Company for designated executives. Pursuant to the program, such executives, after completing 5 years of service with the Company will be entitled to retiree health care benefits that are similar to those available to the Company’s employees who are eligible for post-retirement benefits under the Visteon Health & Welfare Plan. Of the Named Executive Officers, Messrs. Johnston and Stebbins and Ms. Stephenson are eligible for this program.

Defined Contribution and Deferred Compensation Plans

The following table sets forth annual executive and company contributions under non-qualified defined contribution and other deferred compensation plans, as well as each Named Executive Officer’s withdrawals, earnings and fiscal-year end balances in those plans:

Nonqualified Deferred Compensation for 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Donald J. Stebbins			$—		$—
Michael F. Johnston			$(334,203)		$28,953
William G. Quigley III			$—		$—
John Donofrio			$—		$—
Dorothy L. Stephenson			$—		$—
Terrence G. Gohl			$—		$—

Prior to June 2005, U.S. based executive officers were eligible to defer up to 50% of their base salary and up to 100% of bonuses under the Visteon Deferred Compensation Plan. In June 2005, the plan was closed to further deferrals. The investment options in that plan generally mirror the options available under the Visteon Investment Plan, described below, with the addition of a Visteon stock fund. There are no limits on the number of investment elections a participant may make. Amounts deferred into the Visteon stock fund of the plan were allocated based on the price of the Company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the Company’s common stock. Amounts deferred under the plan are generally payable in a year specified by the employee at the time of deferral or, if earlier, on or after the first day of the seventh month following separation from service.

The Named Executive Officers, as well as most U.S. salaried employees, are also entitled to participate in the Visteon Investment Plan, Visteon’s 401(k) investment and savings plan. The Company matched employee contributions of up to 6% of pay at a rate of 25% of the employee’s eligible contributions. Amounts deferred and matched in 2008 for each Named Executive Officer are reflected in the “Salary” and “All Other Compensation” columns, respectively, of the above “Summary Compensation Table.” The amounts that may be deferred are limited by the Code. The match was suspended effective as of December 1, 2008 for all participating employees.

Potential Payments Upon Termination or Change-in-Control

Set forth below are estimated payments and benefits that would be provided to the Named Executive Officers upon their termination of employment under specified circumstances assuming that the relevant triggering event occurred at December 31, 2008. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if any of the triggering events were to occur.

Accrued amounts (other than the accelerated vesting of retirement benefits noted below) under the Company’s pension and deferred compensation plans are not included in this table. For these amounts, see the “Pension Benefits for 2008” table and the “Nonqualified Deferred Compensation for 2008” table above. Vested stock options and stock appreciation rights are also excluded from this table. For these amounts, see the “Outstanding Equity Awards at 2008 Fiscal Year-End” table above.

	Involuntary
	Termination		Qualifying
	(w/o Cause		Termination
	or for	Change in	after Change in
Named Executive Officer(1)	Good Reason)	Control	Control

Donald J. Stebbins
Benefit:
• Severance Payments	$1,200,000	N/A	$7,740,000
• Accelerated Bonus	$0	$875,000	$875,000
• Accelerated Stock Option/SAR Vesting	$0	$0	$0
• Accelerated Restricted Stock/RSU Vesting	$0	$332,000	$332,000
• Continuation of Perquisites and Allowances	$0	N/A	$5,000
• Accelerated Retirement Benefits Vesting	N/A	$1,280,000	$1,280,000
• Continuation of Health & Welfare Benefits(2)	$9,000	N/A	$34,000
• Outplacement Services(3)	$8,000	N/A	$645,000
• Tax Gross-Up(4)	N/A	N/A	$3,154,000

Totals	$1,217,000	$2,487,000	$14,065,000

	Involuntary
	Termination		Qualifying
	(w/o Cause		Termination
	or for	Change in	after Change in
Named Executive Officer(1)	Good Reason)	Control	Control

William G. Quigley III
Benefit:
• Severance Payments	$625,000	N/A	$3,094,000
• Accelerated Bonus	$0	$267,000	$267,000
• Accelerated Stock Option/SAR Vesting	$0	$0	$0
• Accelerated Restricted Stock/RSU Vesting	$0	$110,000	$110,000
• Continuation of Perquisites and Allowances	$0	N/A	$5,000
• Accelerated Retirement Benefits Vesting	N/A	$372,000	$372,000
• Continuation of Health & Welfare Benefits(2)	$9,000	N/A	$28,000
• Outplacement Services(3)	$8,000	N/A	$258,000
• Tax Gross-Up(4)	N/A	N/A	$1,410,000

Totals	$642,000	$748,000	$5,544,000

John Donofrio
Benefit:
• Severance Payments	$490,000	N/A	$2,352,000
• Accelerated Bonus	$0	$179,000	$179,000
• Accelerated Stock Option/SAR Vesting	$0	$0	$0
• Accelerated Restricted Stock/RSU Vesting	$0	$65,000	$65,000
• Continuation of Perquisites and Allowances	$0	N/A	$5,000
• Accelerated Retirement Benefits Vesting	N/A	$136,000	$136,000
• Continuation of Health & Welfare Benefits(2)	$9,000	N/A	$28,000
• Outplacement Services(3)	$8,000	N/A	$196,000
• Tax Gross-Up(4)	N/A	N/A	$0

Totals	$507,000	$379,000	$2,960,000

Dorothy L. Stephenson
Benefit:
• Severance Payments	$415,000	N/A	$1,992,000
• Accelerated Bonus	$0	$151,000	$151,000
• Accelerated Stock Option/SAR Vesting	$0	$0	$0
• Accelerated Restricted Stock/RSU Vesting	$0	$46,000	$46,000
• Continuation of Perquisites and Allowances	$0	N/A	$5,000
• Accelerated Retirement Benefits Vesting	N/A	$397,000	$397,000
• Continuation of Health & Welfare Benefits(2)	$3,000	N/A	$14,000
• Outplacement Services(3)	$8,000	N/A	$166,000
• Tax Gross-Up(4)	N/A	N/A	$844,000

Totals	$426,000	$595,000	$3,616,000

	Involuntary
	Termination		Qualifying
	(w/o Cause		Termination
	or for	Change in	after Change in
Named Executive Officer(1)	Good Reason)	Control	Control

Terrence G. Gohl(5)
Benefit:
• Severance Payments	$475,000	N/A	$1,140,000
• Accelerated Bonus	$0	$119,000	$119,000
• Accelerated Stock Option/SAR Vesting	$0	$0	$0
• Accelerated Restricted Stock/RSU Vesting	$0	$45,000	$45,000
• Continuation of Perquisites and Allowances	$0	N/A	$5,000
• Accelerated Retirement Benefits Vesting	N/A	$116,000	$116,000
• Continuation of Health & Welfare Benefits(2)	$9,000	N/A	$14,000
• Outplacement Services(3)	$8,000	N/A	$190,000
• Tax Gross-Up(4)	N/A	N/A	$ N/A

Totals	$492,000	$279,000	$1,628,000

(1)	Mr. Johnston is not included in the above tables because his service as an executive officer terminated as of November 30, 2008 in accordance with his amended employment agreement, as described below.

(2)	The estimated cost of continuing health and welfare benefits is based on current insurance premiums.

(3)	The amount of reimbursed services was assumed to be the maximum amount allowable under the change in control agreements, described further below. The amounts to be reimbursed will be only for those expenses actually incurred by the executive, and may be significantly less than the amount presented in the table.

(4)	For purposes of calculating the amount of the gross-up, no value was ascribed to the restrictive covenants imposed on executives under the change in control agreement, described further below, which may reduce the amount actually paid. Further, it was assumed that outstanding stock options held by the executives were converted into stock options of the surviving or acquiring company.

(5)	Mr. Gohl ceased to be entitled to these benefits upon his resignation from the Company effective as of April 3, 2009.

Involuntary Termination (Without “Cause” or for “Good Reason”)

Upon the involuntary termination of employment by the Company (other than for specified reasons, including disability, availability of other severance benefits, and inappropriate conduct), all officers elected by the Board of Directors and executive leaders are entitled to severance benefits under the Executive Severance Plan. These severance benefits include a cash payment equal to one year of base salary, the reimbursement of medical coverage premiums under COBRA for one year following termination, the payment of the remaining value of his or her flexible perquisites account, and the provision of outplacement services for up to six months. However, if the eligible executive does not execute an acceptable release and waiver of claims, such executive will only be entitled to a cash payment equal to four weeks of base salary. The severance plan permits executives to receive both the severance benefits under the plan and, if eligible, the retirement benefits described above.

Neither the Executive Severance Plan nor the 2004 Incentive Plan accelerates any of the outstanding awards held by executives who are involuntarily terminated. However, pursuant to the terms and conditions applicable to awards under the 2004 Incentive Plan, all employees holding such awards are entitled to the following benefits in the event of an involuntary termination under a severance plan or program of the Company, including the Executive Severance Plan:

•	Outstanding restricted stock and restricted stock unit awards granted more than 180 days prior to date of termination are prorated based on the number of full months that have elapsed from the date of grant to the date of termination compared to the total number of months from the date of grant until the vesting date, with no change to the vesting date or performance conditions, if any;

•	Vested stock options and stock appreciation rights granted more than 180 days prior to date of termination continue to be exercisable for up to one year following termination and all unvested stock options and stock appreciation rights not yet vested are forfeited; and

•	Outstanding performance-based cash awards made more than 180 days prior to date of termination are prorated from the beginning of the performance period to the date of termination compared to the total number of months in the original performance period, with no change to the vesting date or performance conditions, if any.

Mr. Stebbins’ employment agreement provides that he is entitled to the benefits of the Executive Severance Plan if his employment is terminated by the Company without “cause” or he resigns for “good reason” prior to May 21, 2015. See “Employment Arrangements,” above.

Mr. Johnston retired from the Company effective as of November 30, 2008. His retirement was treated as a termination without cause under his employment agreement, which entitled him to retain the $2,500,000 transition bonus paid to him on June 1, 2008, and all outstanding equity awards granted to him by the Company became fully vested as of November 30, 2008. Mr. Johnston also is entitled to 66% of his target cash bonus under his 2007-2009 long-term incentive award and 33% of his target cash bonus under his 2008-2010 long-term incentive award. See “Employment Arrangements,” above.

Change in Control

The 2004 Incentive Plan provides for accelerated vesting or payout of equity and incentive awards upon a change in control, even if the executive does not terminate employment. The benefits include:

•	any awards under the plan that relate to performance periods that have been completed as of the date of the change in control, but that have not yet been paid, are paid in accordance with the terms of such awards;

•	any awards under the plan that relate to performance periods that have not been completed as of the date of the change in control, and that are not then vested, become fully vested if vesting is based solely upon the length of the employment relationship as opposed to the satisfaction of one or more performance goals; and

•	any other awards that relate to performance periods that have not been completed as of the date of the change in control, and that are not then vested, will be treated as vested and earned pro rata, as if the performance goals at target levels are attained as of the effective date of the change in control (based on the number of full months that have elapsed from the beginning of the performance period to the date of the change in control compared to the total number of months in the original performance period).

The accelerated vesting applies to all awards made under the 2004 Incentive Plan for all participating employees and is designed to retain and motivate employees during the uncertain process that precedes a change in control transaction. Under the 2004 Incentive Plan, a “change in control” will be deemed to have occurred as of the first day any one or more of the following is satisfied:

(A)	any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(B)	within any twelve (12) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the 2004 Incentive Plan, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(D)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of more than 50% of the Company’s assets, other than a sale or disposition by the Company of more than 50% of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(E)	any other event that the Board, in its sole discretion, determines to be a change in control.

However, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Change in Control followed by Qualifying Termination

The Company has entered into change in control agreements with all of its executives, including the Named Executive Officers. These agreements provide for certain benefits if a qualifying termination occurs following a change in control of the Company. For the Named Executive Officers, a qualifying termination includes a termination of the executive’s employment without cause or a resignation for good reason, in each case, within three years (two years in the case of Mr. Gohl) after the change in control, as well as a resignation, with or without good reason, during the 30-day period at the end of the first year after a change in control.

In addition to the benefits described above under “Change in Control,” the Named Executive Officers are entitled to the following benefits pursuant to the change in control agreements:

•	the payment of any unpaid salary or incentive compensation, together with all other compensation and benefits payable to the executive under the terms of the Company’s compensation and benefits plans, earned through the date of termination;

•	a severance payment in the amount of three times (other than Mr. Gohl, which is one and a half times) base salary plus the executive’s target annual bonus;

•	all unvested options and time-based restricted stock, or similar grants, will vest and become immediately exercisable,

•	all contingent incentive compensation awards under the 2004 Incentive Plan (or other plans) for periods that have not been completed become payable immediately on a pro-rated basis assuming the achievement at target levels of any individual or corporate performance goals;

•	reimbursement for the cost of outplacement services for up to three years (other than Mr. Gohl, which is up to two years) following termination, not to exceed 25% of the executives annual base salary plus his or her target annul bonus;

•	the aggregate account balances of the executive under the Deferred Compensation Plan and any other nonqualified account balance plan will be distributed as a lump sum payout;

•	the benefits then accrued by or payable to the executive under the SERP, ESAP, the Pension Parity Plan, or any other nonqualified plan providing supplemental retirement or deferred compensation benefits, become fully vested; and

•	the continuation for 36 months (other than Mr. Gohl, which is eighteen months) following termination of life, accident and health insurance benefits for the executive and his or her dependents.

Change in control payments for the Named Executive Officers other than Mr. Gohl will be grossed up for the payment, if any, of additional section 280(G) excise taxes.

“Good Reason” under the agreements includes the following:

•	a negative material change is made in the executive’s duties and responsibilities;

•	the executive’s compensation or benefits are decreased and such decrease is unrelated to company performance;

•	the executive is required to materially relocate his or her residence or principal office location against his or her will; or

•	the executive is not offered a comparable position with the successor entity.

The definition of “change of control” under the change in control agreements is substantially the same as described above under “Change in Control.” The Company is also required to fund an irrevocable “rabbi” trust to satisfy each participant’s SERP, Pension Parity and ESAP benefits. Each executive agrees to comply with confidentiality and non-competition covenants during the term of the agreement and for a period thereafter. In addition, in the event of a potential change of control, as defined therein, each executive agrees not to voluntarily terminate his or her employment, except for retirement or good reason, until the earlier of six months after such potential change of control or the occurrence of a change in control.

Voluntary Termination (Without “Good Reason” or for “Cause”)

An executive who voluntarily resigns without good reason or whose employment is terminated by the Company for cause (each as defined in the Executive Severance Plan, Change in Control Agreements and the individual employment agreement applicable to Mr. Stebbins) will be entitled to receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination.

If an executive is terminated for cause, he will immediately forfeit all restricted stock, restricted stock units, stock options, stock appreciation rights and performance cash awards under the 2004 Incentive Plan. If an executive voluntarily resigns from the Company, then the executive will not be entitled to receive any payout with respect to his performance cash awards unless he has been continuously employed until the end of the performance period and the applicable performance goals have been met, and the executive may continue to exercise vested stock options and stock appreciation rights for 90 days following the date of resignation.

Termination Upon Retirement, Disability or Death

Following termination of executive’s employment for disability or death, the executive will receive all compensation payable under the Company’s disability and medical plans and insurance policies, which are available generally to the Company’s salaried employees.

Upon retirement, death or disability, each participant’s outstanding stock options and stock appreciation rights will continue to vest and be exercisable in accordance with their original terms as long as such awards were granted more than 180 days prior to date of termination. Outstanding restricted stock and restricted stock units granted more than 180 days prior to date of termination are prorated based on the number of full months that have elapsed from the date of grant to the date of termination compared to the total number of months from the date of grant until the vesting date, with no change to the vesting date or performance conditions, if any. Finally, outstanding performance-based cash awards made more than 180 days prior to date of termination are prorated from the beginning of the performance period to the date of termination compared to the total number of months in the original performance period, with no change to the vesting date or performance conditions, if any.

In addition to the payments and benefits described above, the Organization and Compensation Committee of the Board may authorize additional payments when it separates a Named Executive Officer. The Company might agree to make the payments it deems necessary to negotiate a definitive termination agreement with the terms, such as a general release of claims, nondisparagement, cooperation with litigation, noncompetition and nonsolicitation agreements, as determined by the Company.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008. Directors who are employees of the Company receive no additional compensation for serving on the board or its committees.

	Fees Earned or	Stock Awards	All Other
	Paid in Cash	(2)(3)	Compensation	Total
Name	($)(1)	($)	($)(4)	($)

William H. Gray, III	85,000	(82,307)	28,745	31,438
Steven K. Hamp	75,000	(68,510)	13,407	19,897
Patricia L. Higgins	85,000	(78,240)	21,223	27,983
Karl J. Krapek	95,000	(82,307)	30,835	43,528
Alex J. Mandl	85,000	5,147	21,263	111,410
Charles L. Schaffer	100,000	(82,307)	8,729	26,422
Richard J. Taggart	85,000	(30,203)	34,625	89,422
James D. Thornton	85,000	(78,240)	3,818	10,578
Kenneth B. Woodrow	85,000	(78,240)	15,090	21,850

(1)	The following directors deferred 2008 cash compensation into their deferred unit account under the Deferred Compensation Plan for Non-Employee Directors (further described below):

2008 Cash
Name	Deferred

Mr. Hamp	$75,000
Mr. Krapek	$95,000
Mr. Schaffer	$100,000
Mr. Woodrow	$85,000

(2)	These amounts represent the compensation cost of unvested restricted stock and restricted stock units granted during 2008 and in prior years for financial reporting purposes for 2008 under FAS 123(R). Negative values are the result of the reversal of compensation expense recognized in previous years due to a market decline in awards classified as liability awards under FAS 123(R). A discussion of assumptions relevant to calculating these values may be found in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2008 fiscal year. There can be no assurance that the amounts reflected in the table above will ever be realized. As of December 31, 2008, Mr. Gray owned 36,449 stock units; Mr. Hamp owned 17,417 units; Ms. Higgins owned 35,442 stock units; Mr. Krapek owned 36,449 stock units; Mr. Mandl owned 14,706 units; Mr. Schaffer owned 36,449 stock units; Mr. Taggart owned 23,456 stock units; Mr. Thornton owned 35,442 stock units; and Mr. Woodrow owned 35,442 stock units.

(3)	The grant date fair value of all stock units awarded to each director in 2008 is $70,000.

(4)	The “All Other Compensation” column includes the amount of various reportable perquisites and other personal benefits, including imputed income for commercial flights by spouses to attend board functions that included spouse participation. This column also includes tax gross-ups made by the Company in 2008 on behalf of Mr. Gray ($12,130), Mr. Hamp ($5,470), Ms. Higgins ($7,736), Mr. Krapek ($12,781), Mr. Mandl ($8,973), Mr. Schaffer ($3,706), Mr. Taggart ($12,621), Mr. Thornton ($1,602) and Mr. Woodrow ($6,684) related to perquisites and other personal benefits.

Prior to July of 2008, non-employee directors received an annual retainer paid in cash of $70,000. For the remainder of 2008, the annual cash retainer paid to non-employee directors was increased to $80,000. Committee chairs and Audit Committee members receive an additional annual committee retainer of $10,000, except the Chair of the Audit Committee who receives $15,000. All retainers are paid in quarterly installments. Non-employee directors may elect to defer up to 100% of their total retainer under the Deferred Compensation Plan for Non-Employee Directors, a nonqualified benefit plan, into a unit account. Amounts deferred into the unit account are allocated based on the average of the high and low price of the Company’s common stock on the date of the deferral, and the value of this account is directly related to the performance of the Company’s common stock. Amounts deferred are distributed following termination of board service in a lump sum or in ten annual installments on the later of January 15th of the year following or six months after the date of termination of service. In addition, the Company reimburses its directors for expenses, including travel and entertainment, they incur in connection with attending board and committee meetings.

Pursuant to the terms of the Non-Employee Director Stock Unit Plan, as amended and approved by our stockholders, on the day following the Company’s 2008 annual meeting, each of the non-employee directors received a stock unit award valued at $70,000. The number of stock units allocated to each director’s account is based on average of the high and low price of the Company’s stock on the date of the award. These stock unit awards are fully vested in that they are not subject to forfeiture; however, they are not distributed until the director terminates board service and are payable in a lump sum or ten annual installments on the later of January 15th of the year following or six months after the date of termination of service.

In response to current economic and industry conditions, including the recognition of sacrifices made by the Company’s employees, the Board reduced the annual cash retainer that will be paid to non-employee directors by $11,925, effective April 1, 2009, and reduced the annual restricted stock unit award to be made under the Non-Employee Director Stock Unit Plan by $10,575 — resulting in an aggregate reduction of these compensation components of 15%.

To further link director and stockholder interests, the Company has established stock ownership guidelines for non-employee directors. Each non-employee director has a goal to own 15,000 shares of common stock within five years of their appointment as a director. Units held in the Non-Employee Director Stock Unit Plan or Deferred Compensation Plan for Non-Employee Directors are counted toward this goal.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. Visteon management has the primary responsibility for the company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The independent registered public accounting firm also expresses an opinion, based on an audit, on the effectiveness of Visteon’s internal control over financial reporting. The Audit Committee oversees and monitors these processes and reports to the Board of Directors on its findings. During 2008, the Audit Committee held 8 meetings.

Auditor Independence

During the year, the Audit Committee met and held discussions with Visteon management and PricewaterhouseCoopers LLP, the independent registered public accounting firm. The Audit Committee reviewed and discussed with Visteon management and PricewaterhouseCoopers LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as the company’s internal control over financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

PricewaterhouseCoopers LLP submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers LLP the firm’s independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP to the company is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Audit Committee concluded that the independence of PricewaterhouseCoopers LLP from Visteon and management is not compromised by the provision of such non-audit services.

Based on these reviews and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and filed with the SEC.

Audit Committee
Charles L. Schaffer (Chairman)
Karl J. Krapek
Alex J. Mandl
Richard J. Taggart
Kenneth B. Woodrow

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Visteon filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Visteon specifically incorporates this Audit Committee Report by reference into any such filing.

AUDIT FEES

The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm for each fiscal year. During the year ended December 31, 2008, PricewaterhouseCoopers LLP was employed principally to perform the annual audit of the company’s consolidated financial statements and internal control over financial reporting and to provide other services. Fees paid to PricewaterhouseCoopers LLP for each of the past two years are listed in the following table:

	Audit	Audit		All Other
Year Ended December 31,	Services Fees	Related Fees	Tax Fees	Fees

2008	$10,227,000	$417,000	$600,000	$0
2007	$9,856,000	$429,000	$1,089,000	$22,000

Audit services fees include fees for services performed to comply with Sarbanes-Oxley Section 404 and Generally Accepted Auditing Standards (“GAAS”) as adopted by the Public Company Accounting Oversight Board and approved by the SEC, including the recurring audit of the company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related reserves, and consents, assistance, and review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles (“GAAP”), reviews and evaluations of the impact of new regulatory pronouncements, and audit services performed related to benefit/pension plans.

Tax fees primarily include fees associated with tax compliance.

All other fees pertain to administrative services for international service employees and transaction support.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted procedures for its annual review and pre-approval of all audit and permitted non-audit services provided by the independent registered public accounting firm. These procedures include reviewing and approving a budget for audit and permitted non-audit services by category. The Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by its independent registered public accounting firm that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside of or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law. In order to monitor services rendered and actual fees paid and commitments to be paid to the independent registered public accounting firm, the Chairman, or designee, shall report any such decisions to the Audit Committee at its next regular meeting.

ITEM 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The next proposal on the agenda for the Annual Meeting will be ratifying the appointment of PricewaterhouseCoopers LLP by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2009.

PricewaterhouseCoopers LLP served in this capacity for fiscal year 2008, and has reported on the Company’s 2008 consolidated financial statements.

Representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions. For information regarding fees paid to PricewaterhouseCoopers LLP, see “Audit Fees” on page 41.

The Board of Directors Recommends that You Vote FOR the Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2009.

ITEM 3. CONSIDERATION OF A STOCKHOLDER PROPOSAL RELATING TO
MAJORITY VOTING

The next proposal on the agenda for the Annual Meeting will be a stockholder proposal relating to majority voting. In accordance with SEC rules, the text of the stockholder proposal is printed exactly as it was submitted. California Public Employees’ Retirement System, P.O. Box 942707, Sacramento, CA 94229, has informed the company that they intend to present for consideration at the Annual Meeting the following proposal and has furnished the following statement in support of the proposal:

SHAREOWNER PROPOSAL

RESOLVED, that the shareowners of Visteon Corporation (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal which would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director nominee may be elected with as little as his or her own affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable, because it makes it impossible to defeat director nominees who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee unsatisfactory to the majority of shareowner votes cast.

For these reasons, a substantial number of companies already have adopted this form of majority voting. In fact, more than 66% of the companies in the S&P 500 have adopted majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation and not continue to serve unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of votes cast. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but to heighten director accountability by raising the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests.

Please vote FOR this proposal.

The Board of Directors Recommends that You Vote Against this Proposal for the Reasons Set Forth Below:

The Board of Directors is mindful of the ongoing debate and developments on the subject of majority voting in the election of directors and has examined this issue very closely. The Board is fully committed to accountability to our shareholders, and believes that the current system of plurality voting in the election of directors supports such accountability as evidenced by our robust corporate governance decisions to date. We believe that the action requested by this proposal is not necessary at this time. The Board has effective processes designed to identify and propose independent director nominees who are qualified to serve the best interests of the Company and its shareholders. The Corporate Governance and Nominating Committee, which is comprised solely of independent directors, evaluates and recommends director nominees for election, including nominees proposed by shareholders, based on business and professional experience, and diversity of background, talent and perspective. The Board’s success in nominating strong, highly qualified directors is underscored by the fact that historically our shareholders have consistently elected directors with a substantial majority of the votes cast. In addition, the Board has a history of responding to widely voiced shareholder concerns. For example, the Board was declassified and a policy statement on poison pills was adopted when a majority of shareholders supported such changes. Visteon shareholders also have long had the ability to withhold votes for directors, which is a highly effective means of expressing concerns about directors. Our shareholders have never expressed concerns with this mechanism in any significant numbers.

Further, we believe that it has yet to be demonstrated whether the touted benefits of a majority voting scheme outweigh the potential for unintended negative consequences it creates and the known benefits of a plurality voting system. Plurality voting is simple, efficient and transparent. It provides certainty and maintains stability in corporate governance. Majority voting could give rise to a “failed election,” or otherwise cause the Board to confront potential problems in complying with listing standards relating to maintaining a majority of independent directors or a qualified Audit Committee. It could also trigger a “change of control” under credit agreements and incentive plans or cause the Company to breach other obligations.

In summary, we do not believe that the proposal, at this point in time, is in the best interest of the Company or its shareholders. Nonetheless, the Board will continue to evaluate whether majority voting is appropriate and in the best interests of our stockholders and the Company in the future, and like all stockholder proposals, will consider the level of stockholder support this proposal receives in making its determinations.

For these Reasons, the Board of Directors Recommends that You Vote AGAINST this Proposal.

ITEM 4. CONSIDERATION OF A STOCKHOLDER PROPOSAL RELATING TO
SPECIAL MEETINGS

The next proposal on the agenda for the Annual Meeting will be a stockholder proposal relating to the ability of stockholders to call special meetings. In accordance with SEC rules, the text of the stockholder proposal is printed exactly as it was submitted. John Chevedden, 2215 Nelson Avenue, Redondo Beach, California 90278, has informed the company that he intends to present for consideration at the Annual Meeting the following proposal on behalf of Mr. Jack E. Leeds, and has furnished the following statement in support of the proposal:

4 — Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration.

Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favored this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, have taken special meeting rights into consideration when assigning company ratings.

This proposal topic won impressive support at the following companies based on 2008 yes and no votes:

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, again rated our company “High Concern” in executive pay.

•	Our Company will take 3-years to transition to annual election of each director — when the transition could be completed in one-year.

•	Our directors served on boards rated “D” by the Corporate Library:

William Gray	JPMorgan Chase (JPM)
William Gray	Pfizer (PFE)
Patricia Higgins	Internap Network Services (INAP)
Patricia Higgins	Barnes & Noble (BKS)
Michael Johnston	Flowserve (FLS)
Michael Johnston	Whirlpool (WHR)
Karl Krapek	Northrop Grumman (NOC)

•	Plus William Gray (on our nomination and executive pay committees) and Kenneth Woodrow (on our audit and nomination committees) were designated as “Accelerated Vesting” directors by The Corporate Library due to their speeding up stock option vesting to avoid recognizing the related cost.

•	Kenneth Woodrow and Charles Schaffer (on our audit and executive pay committees) received our highest withheld votes — 18%.

•	Also William Gray and Patricia Higgins served on 5 boards — Over-commitment concern.

•	Three directors were insiders or insider-related — Independence concern.

•	We had no shareholder right to:

Act by written consent. Call a special meeting. Cumulative voting. A majority vote requirement in the election of our directors. An Independent Chairman. A Lead Director.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

SPECIAL SHAREOWNER MEETINGS —
Yes on 4

The Board of Directors Recommends that You Vote Against this Proposal for the Reasons Set Forth Below:

Under our By-Laws, a special meeting of stockholders may be called by the Board, the Chairman or the President. The current By-Law provision is an appropriate corporate governance provision for a public company of our size because it allows the directors and senior management, consistent with their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of stockholders to convene a special meeting. The Company’s directors have had a history of very strong meeting attendance, overwhelming stockholder support and provide valuable insight and contributions to the Company based on their wealth of knowledge and experience.

Calling special meetings of stockholders is not a matter to be taken lightly. For a company with as many stockholders as Visteon, a special meeting of stockholders is a very expensive and time-consuming affair because of the costs in preparing required disclosure documents, printing, mailing and other costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. This proposal could impose substantial administrative and financial burdens on the Company and significantly disrupt the conduct of its business. Special meetings of stockholders should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. The Board of Directors and our senior management are best positioned to determine whether circumstances warrant a special meeting.

For these Reasons, the Board of Directors Recommends that You Vote AGAINST this Proposal.

OTHER MATTERS

Neither the Company nor its directors intend to bring before the Annual Meeting any matter other than the election of the ten directors, the ratification of the Company’s independent public accounting firm, and consideration of the two shareholder proposals. Also, they have no present knowledge that any other matter will be presented by others for action at the meeting.

2010 STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals that are intended to be included in the Company’s proxy materials for the 2010 Annual Meeting must be presented pursuant to Securities and Exchange Commission Rule 14a-8 and received by the Corporate Secretary of the Company no later than December 31, 2009.

A stockholder that intends to present business at the 2010 Annual Meeting other than pursuant to Rule 14a-8, which may not be included in the Company’s proxy materials, must comply with the requirements set forth in the Company’s By-Laws. Among other things, a stockholder must give written notice of its intent to bring business before the 2010 Annual Meeting to the Company no later than December 31, 2009. However, if the date for the 2010 Annual Meeting is more than 30 calendar days prior to, or after, June 10, 2010, then such written notice must be received no later than the tenth day following the day on which we announce the annual meeting date to the public. This written notice must contain specified information as set forth in the Company’s By-Laws.

You may recommend any person to be a director by writing to the Corporate Secretary of the Company. The deadline for submitting written notice nominating a director is the same as that set forth above for other matters proposed to be presented at the 2010 Annual Meeting. This notice also must include, among other things, the name, age, address, occupations and stockholdings of the proposed nominee.

To the extent permitted, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

The Company has adopted a code of business conduct and ethics entitled, “Ethics and Integrity Policy”, which is applicable to the directors and all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the ethics policy, as well as the Corporate Governance Guidelines and charters of all standing Board committees, are available on our website at www.visteon.com, by contacting our Shareholder Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (877) 367-6092; or via email at vcstock@visteon.com.

Visteon’s 2008 Annual Report to Stockholders, including its Annual Report on Form 10-K for the year ended December 31, 2008 (and consolidated financial statements), is being made available to you with this Proxy Statement. Stockholders may obtain, at no charge, an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including exhibits thereto, by contacting our Shareholder Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (877) 367-6092; or via email at vcstock@visteon.com. Our periodic and current reports, including our Annual Report on Form 10-K, and any amendments thereto, are also available through our internet website at www.visteon.com/investors.

The SEC has adopted rules that allow us to send in a single envelope our Notice of Internet Availability of Proxy Materials or a single copy of our proxy solicitation and other required annual meeting materials to two or more stockholders sharing the same address. We may do this only if the stockholders at that address share the same last name or if we reasonably believe that the stockholders are members of the same family. If we are sending a Notice, the envelope must contain a separate Notice for each stockholder at the shared address. Each Notice must also contain a unique control number that each stockholder will use to gain access to our proxy materials and vote online. If we are mailing a paper copy of our proxy materials, the rules require us to send each stockholder at the shared address a separate proxy card.

We believe this rule is beneficial to both our stockholders and to us. Our printing and postage costs are lowered anytime we eliminate duplicate mailings to the same household. However, stockholders at a shared address may revoke their consent to the householding program and receive their Notice in a separate envelope, or, if they have elected to receive a full copy of our proxy materials in the mail, receive a separate copy of these materials. If you have elected to receive paper copies of our proxy materials and want to receive a separate copy of these materials, please call Broadridge at (800) 542-1061. If you consented to the householding program and wish to revoke your consent for future years, simply call, toll free, (800) 542-1061, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you probably have multiple accounts with us and/or brokers, banks or other nominees. You should vote all of the shares represented by these Notices/proxy cards. Certain brokers, banks and nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, BNY Mellon Shareowner Services, can assist you if you want to consolidate multiple registered accounts existing in your name. To contact our transfer agent, write to BNY Mellon Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310-1900, or call (866) 881-5962.

APPENDIX A

Visteon Director Independence Guidelines

A director will be deemed “independent,” and to have no direct or indirect material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), if he/she meets all of the following criteria:

1. Has not been an employee of Visteon or its subsidiaries within the last three years.

2. Is not currently a partner or employee of Visteon’s internal or external auditor or a former partner or employee of Visteon’s internal or external auditor or was within the last three years (but is no longer) a partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within that time.

3. Has not been employed by a company in which, concurrently with such employment, an executive officer of Visteon served on the compensation committee of such company within the last three years.

4. Has not received more than $100,000 per year in direct compensation from Visteon or its subsidiaries within the last three years, other than director or committee fees and pensions or other forms of deferred compensation for prior service (and not contingent on continued service).

5. Is not currently an executive officer or employee of a company that, within the past three years, has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year.

6. Has no immediate family member (1) who (i) has been employed by Visteon as an officer, (ii) is a current partner of Visteon’s internal or external auditor or a current employee of Visteon’s internal or external auditor who participates in the audit, assurance or tax compliance (but not tax planning) practice, (iii) is a former partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within the last three years, (iv) has been employed as a an officer of another company where a Visteon executive officer served on the compensation committee of that company within the last three years, (v) received more than $100,000 per year in direct compensation from Visteon or its subsidiaries other than pensions or other forms of deferred compensation for prior service (and not contingent on continued service), or (vi) is currently an officer of a company that has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, during any twelve month period, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year, in each case, within the last three years.

7. Is not currently an executive officer of a tax-exempt organization that has received, within the preceding three years, contributions from Visteon or its subsidiaries in any single fiscal year in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues for such year.

8. Does not have any other relationships with the Company or with members of senior management that the Board determines to be material.

March 9, 2005

(1) A director’s immediate family shall include his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home.

A-1

APPENDIX B

DIRECTIONS TO HOTEL DU PONT

From Philadelphia on I-95 South

1. Take I-95 South through Chester to Wilmington.

2. Follow I-95 South to Delaware Exit 7A marked “52 South Delaware Avenue”.

3. Follow exit road (11th Street) to intersection with Delaware Avenue marked “52 South, Business District”.

4. At the Delaware intersection, bear left, continuing on 11th Street.

5. Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave”.

2. From right lane, take Exit 7 onto Adams Street.

3. At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District”.

4. At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

5. Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

B-1

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

If you are a registered stockholder, there are three ways to vote your shares before the meeting:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 9, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Visteon Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Visteon Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14233-P78953	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VISTEON CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote
FOR the listed nominees and FOR Proposal 2.

1.	Elect ten directors to the Board of Directors.		☐	☐	☐

Nominees:

	01) William H. Gray, III 02) Steven K. Hamp 03) Patricia L. Higgins 04) Karl J. Krapek 05) Alex J. Mandl	06) Charles L. Schaffer 07) Donald J. Stebbins 08) Richard J. Taggart 09) James D. Thornton 10) Kenneth B. Woodrow

		For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Visteon’s independent registered public accounting firm for fiscal year 2009.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 3 and 4.

3.	If presented, consideration of a stockholder proposal regarding majority voting.	☐	☐	☐

4.	If presented, consideration of a stockholder proposal regarding the ability of a stockholder to call special meetings.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VISTEON CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, JUNE 10, 2009

TIME:	11:00 AM EASTERN DAYLIGHT TIME

LOCATION:	HOTEL DU PONT

11th & MARKET STREETS

WILMINGTON, DELAWARE USA
          We invite you to attend the 2009 Annual Meeting of Stockholders at the Hotel du Pont. At this meeting, you and the other stockholders will be able to vote on the election of directors, ratification of the Company’s independent registered public accounting firm, and two shareholder proposals, together with any other business that may properly come before the meeting. You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. See the attached Proxy Statement for details on voting by proxy.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, Annual Report to Stockholders are available at www.proxyvote.com.
M14234-P78953

VISTEON CORPORATION
Proxy solicited on behalf of the Board of Directors
for the Annual Meeting of Stockholders
The stockholder hereby appoints William G. Quigley III and Heidi A. Sepanik, or either of them, as proxies with power of substitution, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Visteon Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on June 10, 2009, at the Hotel Du Pont, and any adjournment or postponement thereof.